Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AND MERGER AGREEMENT

BY AND AMONG

AVENUE THERAPEUTICS, INC.,

InvaGen Pharmaceuticals Inc.

AND

MADISON PHARMACEUTICALS INC.

DATED AS OF NOVEMBER 12, 2018

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EXHIBIT A STOCKHOLDERS AGREEMENT

EXHIBIT B CREDIT AGREEMENT

EXHIBIT C GUARANTY

EXHIBIT D VOTING AND SUPPORT AGREEMENT

EXHIBIT E WAIVER AGREEMENT

EXHIBIT F FORTRESS RESTRICTIVE COVENANT AGREEMENT

EXHIBIT G INDEMNIFICATION AGREEMENT

EXHIBIT H LU RESTRICTIVE COVENANT AGREEMENT

EXHIBIT I AMENDMENT TO LU AGREEMENT

EXHIBIT J CONTINGENT VALUE RIGHTS AGREEMENT

EXHIBIT K REVISED BY-LAWS

EXHIBIT L CERTIFICATE OF MERGER

EXHIBIT M SURVIVING CORPORATION CERTIFICATE OF INCORPORATION

EXHIBIT N SURVIVING CORPORATION BY-LAWS

EXHIBIT O REGISTRATION RIGHTS AGREEMENT

EXHIBIT P GENERAL RELEASE

Schedules

SCHEDULE 1.1	Company’s Knowledge

SCHEDULE 2.1	Business Plan and Budget

SCHEDULE 5.3	Capitalization of the Company

SCHEDULE 5.5(a)	Company Contracts

SCHEDULE 5.14(a)	Registered Owned Intellectual Property

SCHEDULE 5.20	Certain Amounts

SCHEDULE 8.1(v)	Certain Actions

v

SCHEDULE 8.1(k)	Contracts

SCHEDULE 8.7(c)	Equity Awards

SCHEDULE 8.9	Maximum Premium

SCHEDULE 8.14	Product Development Matters

STOCK PURCHASE AND MERGER AGREEMENT

This STOCK PURCHASE AND MERGER AGREEMENT (this “Agreement”) is made and entered into as of November 12, 2018, by and among InvaGen Pharmaceuticals Inc., a New York Corporation (“Buyer”), Madison Pharmaceuticals Inc., a Delaware corporation and a wholly-owned Subsidiary of Buyer (“Merger Sub”), and Avenue Therapeutics, Inc., a Delaware corporation (the “Company”).

RECITALS

A.           Buyer desires to purchase from the Company and the Company desires to issue to Buyer Common Shares representing 33.3% of the Fully Diluted Capitalization for $35.0 million and on the terms and subject to the conditions of this Agreement (the “Stock Purchase Transaction”).

B.           Following the Stock Purchase Transaction, Buyer desires to acquire the remaining issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions of this Agreement (the “Merger Transaction”).

C.           Concurrently with the execution and delivery of this Agreement, Buyer, the Company and certain stockholders of the Company are entering into a stockholders agreement, effective as of the date hereof (as amended from time to time, the “Stockholders Agreement”) and attached as Exhibit A hereto, providing for certain agreements between Buyer, the Company and such stockholders.

D.           The Company desires and Buyer is willing to provide initial financing to the Company in an amount of up to $3.0 million in the form of a line of credit (the “Initial Financing”), up to the First Stage Closing, subject to and governed by the terms of that certain (1) Credit Agreement between the Company and Buyer, to be executed concurrently with the execution and delivery of this Agreement, attached as Exhibit B hereto (the “Credit Agreement”), and (2) Guaranty between Fortress and Buyer, to be executed concurrently with the execution and delivery of this Agreement, attached as Exhibit C hereto (the “Guaranty”), and interim financing to the Company in an amount not to exceed $7.0 million during the time period between the Stock Purchase Transaction and the Merger Transaction, on the terms and conditions described in this Agreement (the “Interim Financing,” and together with the Initial Financing, the Stock Purchase Transaction, the Merger Transaction and the other transactions contemplated by this Agreement and the Ancillary Agreements, the “Transactions”).

E.           Concurrently with the execution and delivery of this Agreement, Buyer, the Company and certain stockholders of the Company, have entered into a voting and support agreement, effective as of the date hereof (as amended from time to time, the “Voting and Support Agreement”) and attached as Exhibit D hereto, pursuant to which such stockholders have agreed, among other things, to vote all of their shares of the Company in favor of the approval and adoption of the Transactions.

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F.           Concurrently with the execution and delivery of this Agreement, Buyer, the Company and Fortress Biotech, Inc. (“Fortress”), have entered into a waiver and termination agreement, effective as of the date hereof (as amended from time to time, the “Waiver Agreement”) and attached as Exhibit E hereto, pursuant to which Fortress has agreed to irrevocably waive, subject to the terms of the Waiver Agreement, certain payments otherwise due to it under that certain Amended and Restated Founders Agreement by and between the Company and Fortress dated September 13, 2016 (the “Founders Agreement”) and that certain Management Services Agreement by and between the Company and Fortress dated February 17, 2015, as amended by Amendment No. 1 on May 15, 2017 (the “MSA”), and any and all dividends, payable in cash or equity, under the terms of the Series A Preferred Stock of the Company.

G.           Concurrently with the execution and delivery of this Agreement, Buyer and Fortress have entered into a restrictive covenant agreement, effective as of the date hereof (as amended from time to time, the “Fortress Restrictive Covenant Agreement”), attached as Exhibit F hereto.

H.           Concurrently with the execution and delivery of this Agreement, Buyer and Fortress have entered into an indemnification agreement, effective as of the date hereof (as amended from time to time, the “Indemnification Agreement”), attached as Exhibit G hereto.

I.            Concurrently with the execution and delivery of this Agreement, Buyer and Lucy Lu, M.D., have entered into a restrictive covenant agreement, effective as of the date hereof (as amended from time to time, the “Lu Restrictive Covenant Agreement”), attached as Exhibit H hereto.

J.            Concurrently with the execution and delivery of this Agreement, the Company and Lucy Lu, M.D. have entered into an amendment to an executive employment agreement dated as of June 10, 2015, effective as of the date hereof (as amended from time to time, the “Amendment to Lu Agreement”), attached as Exhibit I hereto.

K.           The respective boards of directors of Buyer, Merger Sub and the Company have unanimously approved and declared advisable the Transactions, including the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which the Company shall continue as the surviving corporation and as a wholly-owned Subsidiary of Buyer, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), and the board of directors of the Company has resolved to recommend that the Company’s stockholders approve and adopt this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger.

L.           The respective boards of directors of Buyer, Merger Sub and Company have determined that the Transactions are advisable and in the best interest of the stockholders of their respective companies, and accordingly have approved and declared advisable this Agreement and all of the Transactions, including the Merger.

M.          The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Stock Purchase Transaction and the Merger.

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NOW, THEREFORE, in consideration of the foregoing and the respective representations and warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1.
DEFINITIONS

For purposes of this Agreement, including the recitals, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate”	With respect to any specified Person, any other Person that controls, is controlled by or is under common control with such Person (it being understood that a Person will be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly (i) has the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities of such other Person, through contract or otherwise or (ii) owns more than 50% of the voting securities of such other Person entitled to vote in the election of directors); provided that, for all purposes of this Agreement and the Ancillary Agreements, in no event shall the Company be deemed an Affiliate of Buyer at any time prior to the Second Stage Closing.

“Ancillary Agreements”	The Stockholders Agreement, Credit Agreement, Guaranty, Certificate of Merger, Surviving Corporation Certificate of Incorporation, Surviving Corporation By-Laws, Contingent Value Rights Agreement, Voting and Support Agreement, Waiver Agreement, Fortress Restrictive Covenant Agreement, Indemnification Agreement, Lu Restrictive Covenant Agreement, Amendment to Lu Agreement, General Release, Revised By-Laws, and Registration Rights Agreement, and any other agreement, certificate, instrument or document contemplated hereby and thereby, including each exhibit hereto and thereto.

“Appointment”	The appointment and authorization of, and direction to, the Rights Agent (as defined in the Contingent Value Rights Agreement, and including any successor Rights Agent) to act as the agent, representative, proxy and attorney-in-fact of the Holders (as defined in the Contingent Value Rights Agreement) in accordance with the Contingent Value Rights Agreement.

“Beneficial Owner”, “Beneficially Own” or “Beneficial Ownership”	Has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (it being agreed that, in any event, a Person shall be deemed to Beneficially Own securities owned by an Affiliate of such Person).

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“Business Day”	Any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York, New York, U.S.A., London, England or Mumbai, India.

“Class A Preferred Shares”	Any Class A preferred shares of the Company with a par value of $0.0001 per share, whether issued or not.

“Code”	The United States Internal Revenue Code of 1986, as amended.

“Common Shares”	Any common shares of the Company with a par value of $0.0001 per share, whether issued or not.

“Company Adverse Recommendation Change”	Shall mean the Board of Directors of the Company, directly or indirectly: (a) withdrawing, or amending, modifying or qualifying in a manner adverse to Buyer, or proposing publicly to so withdraw, amend, modify or qualify, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Proxy Statement that is mailed to the Company’s stockholders; (c) recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, a Takeover Proposal; (d) failing to recommend (including by Solicitation/Recommendation Statement on Schedule 14D-9) against acceptance of any tender offer or exchange offer for the Common Shares within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Buyer) the Company Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) or any announcement of an intention (whether or not conditional) to make a Takeover Proposal is first publicly disclosed by the Company or the Person making such Takeover Proposal (or is otherwise made public or sent to stockholders of the Company); (f) making any public statement inconsistent with the Company Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Company Assets”	All property, assets, rights, privileges, powers, franchises owned by, and all and every other interest of, the Company, including all Company Intellectual Property, including the Revogenex License Assets and Manufacturing Agreement Assets.

“Company Board”	The Board of Directors of the Company.

“Company Board Recommendation”	Shall mean the resolutions of the Board of Directors of the Company referred to in Section 5.1(c).

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“Company Contract”	Any Contract to which the Company is a party or by which the Company (or any property or asset thereof) is bound.

“Company Employees”	The employees of the Company.

“Company Employee Plan”	Any Company Plan which covers any current or former Company Employees.

“Company Intellectual Property”	All Owned Intellectual Property and Licensed Intellectual Property.

“Company Plan”	Any Plan or portion thereof (including any Liabilities thereof), covering Company Employees which is sponsored or maintained by the Company or Fortress, or to which the Company or Fortress contributes or is required to contribute.

“Company Stockholder Approval”	The Requisite Stockholder Approval and the Non-Affiliate Stockholder Approval.

“Company’s Knowledge”	The actual knowledge of the Persons listed in Schedule 1.1 after reasonable investigation.

“Confidential Intellectual Property”	All Know How and any other confidential, proprietary, non-public or sensitive Intellectual Property constituting Company Intellectual Property.

“Contingent Value Rights Agreement”	Contingent Value Rights Agreement between the Company and the Rights Agent (as defined therein), to be executed prior to Second Stage Closing, in the form attached as Exhibit J hereto.

“Contract”	Any oral or written agreement, arrangement, instrument, contract, undertaking, mortgage, note, indenture, lease, license or other understanding or obligation.

“Encumbrance”	Any mortgage, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignment, adverse claim, priority payment obligation, restriction or other encumbrance of any kind in respect of such asset, whether or not filed, recorded or perfected under applicable Legal Requirements (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities laws).

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“Environmental Law”	Any national, federal, state (including cantonal), provincial, municipal, county, city, local or similar statute, law, constitution, ordinance, regulation, rule, code, order, consent decree, directive or judgment relating to (i) the protection of the environment or natural resources (including air, water vapor, surface water, sediments, groundwater, drinking water supply, wastewater treatment, surface or subsurface land); or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, release or disposal of, Hazardous Substances.

“Environmental Permits”	Any permit, approval, license or other authorization required by a Governmental Authority under or issued by a Governmental Authority pursuant to any applicable Environmental Law.

“ERISA”	The Employee Retirement Income Security Act of 1974, as amended.

“Event of Insolvency”	With respect to a party, (i) the entry by a court of competent jurisdiction of a decree or order, unstayed on appeal or otherwise and in effect for 30 days, adjudicating such party bankrupt or insolvent; (ii) the entry by a court of competent jurisdiction of a decree or order appointing a receiver or liquidator or trustee of the party or of substantially all the property of the party, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the party under Title 11 of the United States Code or under any similar provision of any other Federal or state or non-United States bankruptcy or other similar statute, each as now constituted or as hereafter in effect; but only if and when such decree or order shall have continued unstayed on appeal or otherwise and in effect for 60 days; or (iii) the filing by the party of a petition in voluntary bankruptcy under any of the provisions of any bankruptcy law; or the consenting by the party to the filing of any bankruptcy or reorganization petition against it under any such law; or (without limitation of the generality of the foregoing) any filing by the party of a petition seeking relief under Title 11 of the United States Code or under any similar provision of any other Federal or state or non-United States bankruptcy or other similar statute, each as now constituted or as hereafter in effect; or the making by the party of an assignment for the benefit of creditors; or the admitting in writing by the party of its inability to pay its debts generally as they become due; or the consenting by the party to the appointment of a receiver or liquidator or custodian or trustee of it or of substantially all its property.

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“Exchange Act”	The U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FDA”	United States Food and Drug Administration.

“Fortress Amount”	The sum of (i) any amount actually paid by Fortress to any Buyer Indemnified Party pursuant to the Indemnification Agreement prior to the Second Stage Closing and (ii) if none of Buyer, the Company or their respective Affiliates shall have obtained the insurance coverage referred to in Section 11.1 prior to the Second Stage Closing, $500,000.

“Fortress Portion”	The aggregate number of Common Shares (on an as-converted basis) of which Fortress or any of its Affiliates is the Beneficial Owner divided by the Fully Diluted Capitalization (excluding any shares to be cancelled and retired in accordance with Section 4.1(a)), in each case, as of immediately prior to the Merger Effective Time.

“Fully Diluted Capitalization”	The aggregate number of all shares of the Company’s capital stock (on an as-converted basis) issued and outstanding, assuming exercise, conversion, acceleration or exchange of all options (vested or unvested), RSUs (vested or unvested), Company Restricted Shares (vested or unvested), warrants and other convertible or exchangeable securities (including Class A Preferred Shares or any other shares of convertible preferred stock and any Company Restricted Shares).

“GAAP”	U.S. generally accepted accounting principles.

“Governmental Authority”	Any foreign, federal, national, state, local, cantonal, municipal, international or multinational government, governmental, regulatory or administrative authority, agency or commission, or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Governmental Permits”	Any permit, approval, license or other authorization required by a Governmental Authority under or issued by a Governmental Authority pursuant to any applicable Legal Requirement, with the exception of Environmental Laws.

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“Hazardous Substance”	Any waste, material, chemical or substance in any form that is regulated, controlled or defined as hazardous, toxic, or a pollutant under any applicable Environmental Law, including all materials regulated under any applicable Environmental Law as capable of causing harm or injury to human health or the environment, including oils, petroleum, polychlorinated biphenyls, petroleum products and constituents, and asbestos.

“Healthcare Regulatory Authority”	The FDA, the DEA or any other Governmental Authority that is concerned with or regulates the development, approval, labelling, marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or is concerned with or regulates public health care programs.

“Healthcare Regulatory Authorizations”	All approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including all investigational new drug applications and new drug applications.

“HSR Act”	The U.S. Hart – Scott – Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness”	(i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness, whether or not contingent, for borrowed money, (B) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (C) obligations for the deferred purchase price of property or services, including any earn-out (whether or not contingent), (D) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (E) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (F) all loans to such Person by any of its suppliers or licensors, (ii) all obligations or liabilities of such Person (whether or not contingent) under or in connection with letters of credit or bankers’ acceptances or similar items; provided, however, that undrawn amounts shall not be included in this definition of Indebtedness, (iii) that portion of obligations with respect to capital leases that is properly classified as a long term liability on a balance sheet in conformity with GAAP, (iv) all obligations of such Person under interest rate or currency swap transactions, (v) all obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its subsidiaries).

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“Intellectual Property”	Any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions, utility models, utility model applications, petty patents, statutory invention registrations, certificates of invention, designs, industrial designs, design registrations and applications (including any continuations, continuations-in-part, divisionals, provisionals, non-provisionals, reexaminations, restorations, extensions, renewals and reissues) for any of the foregoing, and all other indicia of invention ownership by any Governmental Authority (“Patents”); (ii) copyrights (registered and unregistered), copyright applications, copyrightable subject matter, original works of authorship, design rights, and design right registrations, and any and all renewals of any of the foregoing; (iii) trademarks, service marks, trade dress, business names and trade names, assumed names, symbols, brand names, d/b/a’s, fictitious names, logos and product names whether registered, unregistered or existing at common law, including the goodwill associated therewith (and all registrations and applications therefor), and any and all renewals of any of the foregoing; (iv) unregistered industrial design rights; (v) domain names (and all registrations and applications therefor); (vi) Know How, (vii) software, data processing, communications, inventory management, website content, programs, program interfaces, object code, source code, other computer systems and all documentation relating to the foregoing; (viii) all other proprietary information and intellectual property in all forms and media, and all goodwill associated therewith, now known or hereafter recognized in any jurisdiction worldwide; (ix) all rights pertaining to the foregoing, including those arising under international treaties and convention rights; (x) copies and tangible embodiments of all of the foregoing (in whatever form or medium); (xi) all rights and powers to assert, defend and recover title to any of the foregoing; and to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (xii) all proceeds, income, royalties, damages and payments now or hereafter due and payable under or in respect of all of the foregoing.

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“Intellectual Property Agreements”	Any licenses, sublicenses, consent to use agreements, settlements, co-existence agreements, covenants not to sue, waivers, releases, or any other Contract relating to Intellectual Property to which the Company is party, beneficiary or otherwise bound, including any Contract providing for the license, practice, use, development, modification, design, invention, production, acquisition, purchase, formulation, creation or assignment of any Intellectual Property, including all IP Assignment Agreements.

“Know-How”	All trade secrets, confidential or proprietary information, including all inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, processes, techniques, improvements, discoveries, ideas, developments, product composition data (including pharmacological, non-clinical, pre-clinical and clinical data, analytical and quality control data) and specifications, recipes, packaging specifications, research and development data as well as purchasing and marketing data and procedures, customer lists, Personal Data, databases, technologies, instructions, formulae and information, manufacturing drawings, engineering drawings, manuals, designs, lab journals, notebooks, schematics, blue prints, research and development reports, technical information, and design and engineering specifications, including those related to products under development, including each of the foregoing items as they relate to the development, manufacturing, sale and distribution of the goods produced, distributed, marketed or sold by the applicable Person.

“Leased Real Property”	Any parcel of real property leased or subleased and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company.

“Legal Requirement”	Any foreign, federal, national, state (including cantonal), local, international, multinational or administrative order, law, common law, ordinance, regulation, statute or treaty or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

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“Liabilities”	Any and all debts, liabilities and obligations, whether accrued or fixed, direct or indirect, asserted or unasserted, absolute or contingent, known or unknown, liquidated or not, matured or unmatured or determined or determinable, including those arising under any Legal Requirement, Proceeding or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract.

“Licensed Intellectual Property”	All Intellectual Property licensed or otherwise made available to the Company by any Person.

“Manufacturing Agreement”	The Amended and Restated Product Manufacturing Agreement by and between Zaklady Farmaceutyczne “POLPHARMA” S.A. (“Polpharma”) and the Company dated May 7, 2018, as amended from time to time.

“Manufacturing Agreement Assets”	The Manufacturing Agreement and any of the rights of the Company under the Manufacturing Agreement.

“Material Adverse Effect”	Any event, circumstance, occurrence, state of facts or matters, action, omission, condition, development, change in or result or effect on (each, an “Event”) the Company that, individually or in the aggregate, could become materially adverse to (a) the assets, liabilities, capitalization, results of operations or the condition (financial or otherwise) of the Company, its business or prospects, taken as a whole or (b) the ability of the Company to perform and carry out any of its obligations under this Agreement or any of the Ancillary Agreements, and to consummate on a timely basis the Stock Purchase Transaction, the Merger or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements; provided, however, that, in the case of clause (a), the following Effects shall not be taken into account in determining the occurrence of a “Material Adverse Effect”: (i) those caused by, arising out of or attributable to the general political or economic environment or affecting the global securities markets generally; (ii) those that generally affect the industries in which the Company operates (including legal and regulatory changes applicable to the Company after the Signing Date); or (iii) those caused by, arising out of or attributable to acts of terrorism or warfare between two or more countries in which the Company operates (whether or not declared); provided, that any such Event which disproportionately affects the Company relative to other participants in the industries in which the Company operates shall not be excluded from determining the occurrence of a “Material Adverse Effect”.

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“Nasdaq”	The Nasdaq Stock Market.

“Non-Affiliate Stockholder Approval”	The approval by a majority of the Common Shares held by Persons who are not Affiliates of the Company of the Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, in accordance with all applicable Legal Requirements, the provisions of the Company’s governing documents and the rules of the SEC and Nasdaq.

“Non-Fortress Portion”	One minus the Fortress Portion.

“Owned Intellectual Property”	All Intellectual Property that is owned or purported to be owned, in whole or in part, by the Company.

“Person”	Individuals or entities, including any corporation, limited liability company, joint venture, trust, body corporate (wherever located), unincorporated association, partnership or other entity.

“Personal Data”	Any information (including a Person’s name, physical address, telephone number, e-mail address, photograph, social security number, tax identification number, medical and health information, family members, demographic data and any other data and information) which, whether alone or in combination with other information, identifies or is associated with an identified natural Person.

“Plan”	Any employee benefit plan, scheme, program, agreement, arrangement, commitment, or understanding of any kind (written or unwritten), including any bonus, incentive, stock, stock option, phantom stock, equity-based compensation, deferred compensation, change in control, vacation, sick leave, retention, severance, salary continuation, defined benefit or defined contribution retirement, pension, savings, profit sharing, supplemental retirement, medical, dental, vision, life insurance, accident, disability, long-term care, retiree medical or other welfare or fringe benefit plan, scheme, or program (together with any trust, escrow or other agreement related thereto), and including any “employee benefit plan” as defined in Section 3(3) of ERISA.

“Post-Closing Indemnification Amount”	With respect to any Surviving Indemnification Claim, the amount of Losses stated in an Indemnity Determination (as defined in the Indemnification Agreement) with respect thereto.

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“Privacy Agreements”	Any data and privacy related policies (e.g., privacy policies, acceptable use policies, terms of service, etc.) and other Contracts in effect between the Company and any natural person or other Persons that are applicable to or otherwise implicate the collection, protection, storage, processing, transfer, administration, review, monitoring, use or disclosure of Personal Data in connection with the Company or its business.

“Privacy Laws”	All Legal Requirements concerning or otherwise applicable to the collection, protection, storage, processing, transfer, administration, review, monitoring, use or disclosure of Personal Data.

“Proceeding”	Any action (at law or in equity), suit, claim, review, audit, inquiry or legal or administrative proceeding or arbitration or other alternative dispute resolution proceeding or investigation (whether civil, criminal or administrative).

“Product”	IV Tramadol / Tramadol hydrochloride solution for injection or infusion.

“Proposals”	This Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby (including the Appointment), in accordance with any and all applicable Legal Requirements, the provisions of the Company’s governing documents and the rules of the SEC and Nasdaq.

“Registered Owned Intellectual Property”	All Owned Intellectual Property issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority.

“Related Party Contract”	Any Contract between the Company (or by which the Company (or any property or asset thereof) is bound), on the one hand, and any one or more of the Company’s Affiliates, directors, officers or any Person that Beneficially Owns more than 3% of the Common Shares (or any immediate family member of any such director, officer or Person), on the other hand.

“Requisite Stockholder Approval”	The approval and adoption by a majority of the outstanding Common Shares and Class A Preferred Shares voting together as a single class of the Proposals.

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“Restrictive Contract”	Any Company Contract that (a) restrains, limits or impedes the Company’s (or will, after the Merger Effective Time, restrain, limit or impede Buyer’s or any of its Affiliates’, including the Surviving Corporation’s or any of its subsidiaries’) ability to compete with any business or Person, or conduct any business or line of business at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas or lines of business (including through the grant of rights of exclusivity by the Company to any Person), (b) contains a standstill or similar agreement pursuant to which the Company or any of its Affiliates has agreed (or is subject to any agreement) not to acquire assets or securities of a third party or (c) contains any “nonsolicitation”, “no hire” or similar provision which restricts the Company or any of its Affiliates in soliciting, hiring, engaging, retaining or employing the current or former employees of any third party.

“Revised By-Laws”	The amended and restated by-laws of the Company attached hereto as Exhibit K.

“Revogenex License”	The Asset Transfer and License Agreement by and between Revogenex Ireland Limited (“Revogenex”) and Coronado Biosciences, Inc. (n/k/a Fortress Biotech, Inc.) dated February 17, 2015, as amended by Amendment 1 dated June 23, 2016, Amendment 2 dated May 4, 2017, and Amendment 3 dated October 30, 2018, and as amended from time to time, assigned and transferred to the Company pursuant to that certain Founders Agreement by and between the Company and Fortress dated February 17, 2015 and amended and restated as of September 13, 2016.

“Revogenex License Assets”	The Revogenex License and any of the rights of the Company under the Revogenex License.

“SEC”	The United States Securities and Exchange Commission.

“Securities Act”	The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Signing Date”	November 12, 2018, being the date of the execution and delivery of this Agreement by the parties hereto.

“SOX”	The U.S. Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary”	With respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or together with any other subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the capital stock (or equivalent), the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

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“Surviving Indemnification Claim”	Any indemnification claim by any Buyer Indemnified Party pursuant to the Indemnification Agreement to the extent not subject to an Indemnity Determination (as defined in the Indemnification Agreement) as of the consummation of the Second Stage Closing.

“Takeover Proposal”	Means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Buyer and its Affiliates, including Merger Sub), written or oral, binding or non-binding, relating to any transaction or series of transactions, involving any direct or indirect: (a) acquisition, purchase, assignment, lease, license or transfer (including the granting or provision of any waiver, covenant not to sue, agreement to refrain from any conduct, or rights to proceeds, sue, or collect or retain damages or other payments with respect to) of (i) any Revogenex License Assets or Manufacturing Agreement Assets or (ii) assets of the Company equal to 15% or more of the fair market value of the Company’s assets or to which 15% or more of the Company’s net revenues or net income are attributable; (b) acquisition or purchase of equity which would result in any Person or group (other than Buyer and its Affiliates, including Merger Sub) together with all Affiliates thereof, beneficially owning 15% or more of the voting equity interests of the Company; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company or the surviving entity, as applicable; (d) merger, consolidation, other business combination, liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), share exchange, recapitalization or other corporate reorganization or similar transaction to any of the foregoing involving the Company, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would (A) own any Revogenex License Assets or any Manufacturing Agreement Assets, (B) own assets of the Company equal to 15% or more of the fair market value of the Company's assets or to which 15% or more of the Company's (or the surviving entity’s, as applicable) net revenues or net income are attributable, or (C) beneficially own 15% or more of the voting equity interests of the Company (or the surviving entity, as applicable; (e) incurrence or assumption by the Company, or the Company otherwise becoming directly or indirectly liable for, any Indebtedness (including any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company) in excess of $20 million in the aggregate; or (f) any combination of the foregoing.

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“Tax” or “Taxes”	All taxes, duties, levies or imposts imposed by any Governmental Authority, including on or with respect to any income (including capital gains), capital, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, workers’ compensation, property (including real property and personal property), sales, use, transfer, registration or value-added taxes, stamp duties, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, surcharge, fine or addition thereto.

“Tax Returns”	Any and all filings, returns, reports and forms required to be filed with a Governmental Authority with respect to Taxes.

“Termination Fee”	$10.0 million.

“Third Party”	With respect to any specified Person, any other Person who is not an Affiliate of such specified Person.

Article 2.
FIRST STAGE ACQUISITION

Section 2.1           Financing

(a)          Initial Financing.

(1)         On the Signing Date, Buyer shall make available to the Company the Initial Financing, subject to and governed by the terms of the Credit Agreement and the Guaranty.

(2)         Upon the First Stage Closing, defined below, the Initial Financing shall be terminated and all principal, accrued but unpaid interest and other amounts due thereunder (collectively, the “Initial Financing Balance”) shall be deducted from the Stock Purchase Price, and thereby considered fully paid by the Company.

(3)         In the event that this Agreement is terminated pursuant to Section 9.5 of this Agreement, the term of the Initial Financing shall accelerate and become due and payable 30 days from the date of termination of this Agreement.

(b)          Interim Financing.

(1)         During the period between the First Stage Closing and the Second Stage Closing, defined below, Buyer agrees to make available to the Company the Interim Financing, subject to the following conditions:

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i.            The later of (y) the date on which the FDA has given the Company the deadline by which it will review its New Drug Application with respect to the Product (“NDA”) pursuant to the Prescription Drug User Fee Act and (z) the date that is twelve months after the NDA was filed by the Company with the FDA shall have occurred;

ii.         The Company is in compliance with the Company’s Business Plan and Budget attached hereto as Schedule 2.1 (the “Budget”); and

iii.         The terms and conditions of the Interim Financing, and the documentation thereof, shall be at the sole discretion of Buyer or its designated Affiliate.

(2)         Upon the Second Stage Closing, the Interim Financing shall be terminated and all principal, accrued but unpaid interest and other amounts due thereunder (collectively, the “Interim Financing Balance”) shall be deducted from the Merger Consideration, and thereby considered fully paid by the Company.

(3)         In the event that this Agreement is terminated pursuant to Section 10.5 of this Agreement, the term of the Interim Financing shall accelerate and become due and payable 30 days from the date of termination of this Agreement.

Section 2.2           Sale and Purchase of Common Shares

(1)         Subject to and in accordance with the terms and conditions of this Agreement, at the closing of the Stock Purchase Transaction, the Company shall issue, sell, transfer and deliver to Buyer, free and clear of any Encumbrances, and Buyer shall purchase and acquire from the Company, for $35.0 million (the “Stock Purchase Price”), Common Shares equal to 33.3% of the Fully Diluted Capitalization as of the First Stage Closing (after giving effect to the First Stage Closing) (the “First Stage Shares”), payable as provided in Section 2.4.

Section 2.3           First Stage Closing Date

Unless this Agreement is earlier terminated pursuant to Section 9.5, the closing of the Stock Purchase Transaction (the “First Stage Closing”) will take place no later than five Business Days after the satisfaction or waiver of the conditions set forth in Article 9 (other than those conditions that by their nature are to be fulfilled at the First Stage Closing, but subject to the fulfillment or waiver (in accordance with the terms of this Agreement by the party entitled to the benefit thereof) of such conditions), at the offices of Alston & Bird LLP, 90 Park Avenue, New York, NY 10016, at 10:00 a.m. New York, NY time, or at such other place, time and date as shall be agreed between the Company and Buyer in writing.  The date on which the First Stage Closing occurs is referred to in this Agreement as the “First Stage Closing Date”.

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Section 2.4           Transactions to be Effected at the First Stage Closing

At the First Stage Closing:

(a)          The Company shall deliver to Buyer (i) a fully-executed copy of all Ancillary Agreements that by their terms are to be executed and delivered at the First Stage Closing; and (ii) evidence in form and substance reasonably satisfactory to Buyer that the First Stage Shares have been issued to Buyer and Buyer is the beneficial and record owner of the First Stage Shares.

(b)          Buyer shall deliver to the Company payment, by wire transfer, to a bank account designated in writing by the Company (such designation to be made at least two Business Days prior to the date on which the First Stage Closing shall occur), of immediately available funds in an amount equal to the Stock Purchase Price minus the Initial Financing Balance.

(c)          The Company shall deliver to Buyer a certificate certifying the satisfaction of the conditions set forth in Section 9.1 and Section 9.3(a) through (k), duly executed by the chief executive officer of the Company.

(d)          The Company shall deliver to Buyer a certificate duly signed by the secretary of the Company certifying as to: (A) the full force and effect of resolutions of its board of directors attached thereto as an exhibit evidencing the authority of the Company to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (B) the full force and effect of the certificate of incorporation and bylaws of the Company attached thereto as exhibits; and (C) the incumbency and signature of the officers of the Company with authority to execute this Agreement and the Ancillary Agreements to which the Company is a party.

(e)          The Company shall deliver to Buyer a certificate evidencing the good standing of the Company in its jurisdiction of incorporation as of a recent date.

(f)          The Company shall deliver to Buyer certificates evidencing the qualification of the Company to do business as a foreign corporation as of a recent date in each jurisdiction outside of its jurisdiction of organization where it conducts business.

(g)          The Company shall cause the Revised Bylaws to be in effect as of the First Stage Closing, and shall deliver to Buyer evidence thereof.

(h)          The Company shall deliver to Buyer all other certificates, documents and instruments that are reasonably requested by Buyer.

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Article 3.
MERGER

Section 3.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, defined below, Merger Sub shall be merged with and into the Company. As a result of the Merger, (i) the separate corporate existence of Merger Sub shall cease, and (ii) the separate corporate existence of the Company as the surviving corporation and as a wholly-owned Subsidiary of Buyer shall continue unaffected by the Merger following the Merger (the “Surviving Corporation”).

Section 3.2          Merger Effective Time; Deliverables

(a)          Unless this Agreement is earlier terminated pursuant to Section 10.5, the closing of the Merger (the “Second Stage Closing”) will take place no later than five Business Days after the satisfaction or waiver of the conditions set forth in Article 10 (other than those conditions that by their nature are to be fulfilled at the Second Stage Closing, but subject to the fulfillment or waiver (in accordance with the terms of this Agreement by the party entitled to the benefit thereof) of such conditions), at the offices of Alston & Bird LLP, 90 Park Avenue, New York, NY 10016, at 10:00 a.m. New York, NY time, or at such other place, time and date as shall be agreed between the Company and Buyer in writing. The date on which the Second Stage Closing occurs is referred to in this Agreement as the “Second Stage Closing Date”. On the Second Stage Closing Date, the Company shall cause the Merger to be consummated by filing a certificate of merger in the form attached hereto as Exhibit L (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and executed in accordance with the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of Delaware of such filing, or, if another date and time is specified in such filing, such specified date and time, being the “Merger Effective Time”).

(b)          At the Second Stage Closing, the Company shall deliver to Buyer (i) a certificate certifying the satisfaction of the conditions set forth in Section 10.1 and Section 10.3(a) through (n), duly executed by the chief executive officer of the Company, (ii) a certificate evidencing the good standing of the Company in its jurisdiction of incorporation as of a recent date, (iii) certificates evidencing the qualification of the Company to do business as a foreign corporation as of a recent date in each jurisdiction outside of its jurisdiction of organization where it conducts business and (iv) all other certificates, documents and instruments that are reasonably requested by Buyer.

(c)          At the Second Stage Closing, Buyer shall deliver to Fortress, by wire transfer, to a bank account designated in writing by Fortress (such designation to be made at least two Business Days prior to the date on which the Second Stage Closing shall occur), of immediately available funds in an amount equal to the Fortress Amount.

Section 3.3          Effect of the Merger At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, except as otherwise provided herein, all the Company Assets and the property, assets, rights, privileges, powers, franchises and all and every other interest of Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, duties and obligations of the Company and Merger Sub shall become the debts, Liabilities, duties and obligations of the Surviving Corporation.

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Section 3.4          Certificate of Incorporation; Bylaws

At the Merger Effective Time, by virtue of the Merger:

(a)          the certificate of incorporation of the Company shall be amended in its entirety as set forth on Exhibit M hereto (the “Surviving Corporation Certificate of Incorporation”) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Legal Requirements; and

(b)          the by-laws of the Company shall be amended in their entirety as set forth on Exhibit N hereto (the “Surviving Corporation By-Laws”) and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Legal Requirements.

Section 3.5           Directors and Officers. Prior to the First Stage Closing, the Company shall deliver to Buyer evidence of the resignation of a sufficient number of members of the board of directors of the Company to allow for the appointment of the Buyer Directors (as defined in the Stockholders Agreement) to the Company Board. Prior to the Second Stage Closing, the Company shall deliver to Buyer the resignation of each member of the board of directors of the Company (other than any Buyer Director) and of each of the officers of the Company notified by Buyer to the Company no later than two Business Days prior to the Second Stage Closing, in each case, effective as of the Second Stage Closing. The parties shall take all requisite actions so that the directors of Merger Sub immediately prior to the Merger Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation By-Laws. The parties shall take all requisite actions so that the officers of Merger Sub immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation By-Laws.

Article 4.
EFFECT OF THE MERGER ON CAPITAL STOCK

Section 4.1           Effect of the Merger on Capital Stock.

At the Merger Effective Time, as a result of the Merger and without any action on the part of Buyer, Merger Sub, or the Company or the holder of any capital stock of Buyer, Merger Sub, or the Company:

(a)          Cancellation of Certain Shares. Each Common Share, Class A Preferred Share or share of any other class or series of shares of capital stock of the Company that is owned by Buyer, Merger Sub, or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Merger Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

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(b)          Conversion of Common Shares. Each Common Share issued and outstanding immediately prior to the Merger Effective Time (other than: (i) shares to be cancelled and retired in accordance with Section 4.1(a); and (ii) Dissenting Shares) will be converted into the right to receive (x) its pro rata share, based on the Fully Diluted Capitalization excluding any shares to be cancelled and retired in accordance with Section 4.1(a), of the sum, without interest, of (A) $180,000,000 in cash (the “Gross Amount”) minus (B) the Interim Financing Balance minus (C) the Indebtedness of the Company (excluding the Interim Financing Balance) upon the Second Stage Closing Date minus (D) the Merger Fees, as defined below minus (E) the $3.0 million milestone payable under the Revogenex License upon FDA approval of the Product minus (F) the Section 5.15 Amount, as defined in Section 5.15 hereof minus (G) the $2.0 million payable under the Manufacturing Agreement upon the Second Stage Closing minus (H) any Outstanding Indemnification Amount (as defined in the Indemnification Agreement), minus (I) the Fortress Amount and (y) its pro rata share, based on the Fully Diluted Capitalization excluding any shares to be cancelled and retired in accordance with Section 4.1(a), of the sum, without interest, of (A) the contingent value payable pursuant to the Contingent Value Rights Agreement (it being agreed that each Holder (as defined in the Contingent Value Rights Agreement) shall be entitled to receive one CVR (as defined in the Contingent Value Rights Agreement) for each Common Share issued and outstanding immediately prior to the Merger Effective Time held by such Holder that is converted into the right to receive the Merger Consideration pursuant to this Section 4.1(b)) minus (B) any CVR Fees minus (C) any amount deductible from the Gross Amount pursuant to this Section 4.1(b) that was not deducted therefrom at the Second Stage Closing, as verified by the Company’s auditors (the consideration in the foregoing clause (x), the “Cash Merger Consideration” and, together with the consideration in the foregoing clause (y), collectively the “Merger Consideration”); provided that the Merger Consideration and any payments thereof hereunder or any Ancillary Agreement shall be subject to reduction in accordance with Section 4.2(i).

(c)          Cancellation of Shares. At the Merger Effective Time, all Common Shares, Class A Preferred Shares and shares of any other class or series of shares of capital stock of the Company will no longer be outstanding and all Common Shares, Class A Preferred Shares and shares of any other class or series of shares of capital stock of the Company will be cancelled and retired and will cease to exist (and will not represent shares of capital stock of the Surviving Corporation), and, subject to Section 4.3, each holder of: (i) a certificate formerly representing any Common Shares, Class A Preferred Shares and shares of any other class or series of shares of capital stock of the Company (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Merger Effective Time represented Common Shares, Class A Preferred Shares and shares of any other class or series of shares of capital stock of the Company (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration that such holder is entitled to receive in accordance with this Agreement, and upon compliance by such holder thereof with Section 4.2 hereof.

(d)          Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Merger Effective Time, all certificates representing shares of Merger Sub common stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

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Section 4.2           Surrender and Payment.

(a)          Paying Agent; Payment Fund. Prior to the Merger Effective Time, Buyer shall appoint a paying agent (the “Paying Agent”) to act as the agent for the purpose of paying the Cash Merger Consideration for: (i) the Certificates; and (ii) the Book-Entry Shares. At or promptly following the Merger Effective Time, Buyer shall deposit, or cause the Surviving Corporation to deposit, with the Paying Agent, sufficient funds to pay the aggregate Cash Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares (other than: (A) shares to be cancelled and retired in accordance with Section 4.1(a); and (B) Dissenting Shares) (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 4.1(b), Buyer shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement. The Payment Fund shall not be used for any other purpose. All charges and expenses, including those of the Paying Agent in connection with the exchange of Common Shares for the Cash Merger Consideration, the R&WI Expense (as defined in Section 11.1) and any unpaid Broker Fees, as defined in Section 5.20 (collectively, the “Merger Fees”), shall be deducted from the Gross Amount pursuant to Section 4.1(b). All charges and expenses, including those of the Rights Agent (as defined in the Contingent Value Rights Agreement) and those described in Section 3.2(p) of the Contingent Value Rights Agreement, in connection with the Contingent Value Rights Agreement, and any Broker Fees payable in connection with the Contingent Value Rights Agreement (collectively, the “CVR Fees”) shall be deducted from the contingent value payable pursuant to the Contingent Value Rights Agreement pursuant to Section 4.1(b). Promptly after the Merger Effective Time, Buyer shall send, or shall cause the Paying Agent to send, to each record holder of Common Shares immediately prior to the Merger Effective Time, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent, and which letter of transmittal will be in customary form and have such other provisions as Buyer and the Surviving Corporation may reasonably specify) for use in such exchange.

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(b)          Procedures for Surrender; No Interest. Each holder of Common Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Common Shares represented by a Certificate or Book-Entry Share only upon: (i) in the case of a Certificate, surrender to the Paying Agent of such Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Paying Agent; or (ii) in the case of a Book-Entry Share, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in respect of such Book-Entry Share. Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 4.3, each such Certificate or Book-Entry Share, as applicable, shall represent after the Merger Effective Time for all purposes only the right to receive, in accordance with this Agreement and upon compliance by the holder thereof with Section 4.2 hereof, the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the Merger Consideration. After the Merger Effective Time, no dividend or other distribution shall be paid in respect of any Common Share, Class A Preferred Share or other share of any class or series of capital stock of the Company and each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled and retired (except for the right to receive the Merger Consideration pursuant to the provisions of this Article 4).

(c)          Investment of Payment Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Payment Fund will be invested by the Paying Agent, as directed by Buyer or the Surviving Corporation, in: (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available). No losses with respect to any investments of the Payment Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Payment Fund will be payable to Buyer or the Surviving Corporation, as Buyer directs.

(d)          Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e)          Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares formerly represented by such Certificate or Book-Entry Shares, and from and after the Merger Effective Time, there shall be no further registration of transfers of Common Shares on the stock transfer books of the Surviving Corporation. If, after the Merger Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled (and, to the extent the holders thereof are entitled thereto, exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Section 4.2).

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(f)          Termination of Payment Fund. Any portion of the Payment Fund that remains unclaimed by the holders of Common Shares nine months after the Merger Effective Time shall be returned to Buyer, upon demand, and any such holder who has not exchanged Common Shares for the Merger Consideration in accordance with this Section 4.2 prior to that time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat, or other similar laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Buyer shall not be liable to any holder of Common Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar laws. Any amounts remaining unclaimed by holders of Common Shares two years after the Merger Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental entity) shall become, to the extent permitted by applicable Legal Requirements, the property of Buyer free and clear of any claims or interest of any Person previously entitled thereto.

(g)          Dissenting Shares Merger Consideration. Any portion of the Merger Consideration made available to the Paying Agent in respect of any Dissenting Shares shall be returned to Buyer, upon demand.

(h)          Outstanding Indemnification Amount. If any Losses included in any Outstanding Indemnification Amount (as defined in the Indemnification Agreement) (i) reduced the Cash Merger Consideration pursuant to clause (H) of Section 4.1(b)(x) and (ii) are subsequently determined in a final judgment or award of a court of competent jurisdiction which is either not subject to any further appeals or the time for giving notice to take such appeals has lapsed and no such notice was filed to be lower than the amount that actually reduced the Cash Merger Consideration pursuant to clause (H) of Section 4.1(b)(x), then Buyer shall transfer the difference between such amounts to the Paying Agent for further payment by the Paying Agent as Cash Merger Consideration consistent with the provisions of this Article 4, which payment shall be (i) deemed to have occurred as of the time that it would have otherwise been due pursuant to this Agreement but for its inclusion in Outstanding Indemnification Amount and (ii) made to the Persons entitled hereunder taking the foregoing clause (i) into account, it being agreed that the foregoing shall not affect any rights of any Buyer Indemnified Parties against Fortress pursuant to the Indemnification Agreement if such Losses are determined in such final judgment or award to be higher than the amount that actually reduced the Cash Merger Consideration pursuant to clause (H) of Section 4.1(b)(x).

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(i)          Set-Off; Surviving Indemnification Claims.  Notwithstanding this Agreement or the Contingent Value Rights Agreement to the contrary, (i) to the extent that Buyer shall exercise its set-off right pursuant to the Fortress Restrictive Covenants Agreement or the Lu Restrictive Covenants Agreement against any amount payable pursuant to Section 4.1(b), then such set-off amount shall reduce the payment obligation of Buyer, Merger Sub, the Company or their Affiliates or assigns under, and such amount shall not be required to be paid by the foregoing pursuant to, this Agreement or the Contingent Value Rights Agreement to the extent that such amount does not exceed the portion(s) of the amount(s) otherwise payable hereunder or thereunder to Fortress (or its assigns) or Lucy Lu (or her heirs or assigns), respectively, from time to time, and the Company, Buyer and the Paying Agent (or the Rights Agent (as defined in the Contingent Value Rights Agreement), if applicable) shall cooperate with each other to appropriately and equitably distribute the amount payable hereunder or thereunder by the Paying Agent (or the Rights Agent (as defined in the Contingent Value Rights Agreement), if applicable) to holders of Common Shares issued and outstanding immediately prior to the Merger Effective Time (other than: (i) shares to be cancelled and retired in accordance with Section 4.1(a); and (ii) Dissenting Shares), taking such set-off into account and in a manner that reduces the amount that Fortress (or its assigns) or Lucy Lu (or her heirs or assigns), as applicable are paid, (ii) with respect to any Post-Closing Indemnification Amount, if Fortress has actually paid in full to Buyer the Fortress Portion multiplied by such Post-Closing Indemnification Amount in accordance with the Indemnification Agreement, then the Company’s (or its Affiliates’ or assigns’) obligation to make a payment pursuant to the Contingent Value Rights Agreement shall be reduced by the Non-Fortress Portion multiplied by such Post-Closing Indemnification Amount, and such amount shall not be required to be paid thereunder by the foregoing, to the extent that such product does not exceed the amount payable thereunder excluding the portion thereof payable to Fortress (or its assigns), and the Company and the Rights Agent (as defined in the Contingent Value Rights Agreement) shall cooperate with each other to appropriately and equitably distribute the amount payable thereunder by the Rights Agent (as defined in the Contingent Value Rights Agreement) to holders of Common Shares issued and outstanding immediately prior to the Merger Effective Time (other than: (i) shares to be cancelled and retired in accordance with Section 4.1(a); and (ii) Dissenting Shares), taking such reduction into account and in a manner that reduces the amount that such holders (other than Fortress) are paid, (iii) with respect to any Post-Closing Indemnification Amount, if Fortress has not paid to Buyer the Fortress Portion multiplied by such Post-Closing Indemnification Amount in accordance with the Indemnification Agreement, then the Company’s (or its Affiliates’ or assigns’) obligation to make a payment pursuant to the Contingent Value Rights Agreement shall be reduced by such Post-Closing Indemnification Amount, and such amount shall not be required to be paid thereunder by the foregoing, and the Company and the Rights Agent (as defined in the Contingent Value Rights Agreement) shall cooperate with each other to appropriately and equitably distribute the amount payable thereunder by the Rights Agent (as defined in the Contingent Value Rights Agreement) to holders of Common Shares issued and outstanding immediately prior to the Merger Effective Time (other than: (i) shares to be cancelled and retired in accordance with Section 4.1(a); and (ii) Dissenting Shares), taking such reduction into account and in a manner that reduces the amount that all such holders are paid, and (iv) if any Post-Closing Indemnification Amount is due, then the Company and the Rights Agent (as defined in the Contingent Value Rights Agreement) shall cooperate with each other to appropriately and equitably distribute the amount payable by the Rights Agent (as defined in the Contingent Value Rights Agreement) under the Contingent Value Rights Agreement to the holders of Common Shares issued and outstanding immediately prior to the Merger Effective Time (other than: (i) shares to be cancelled and retired in accordance with Section 4.1(a); and (ii) Dissenting Shares) such that the Non-Fortress Portion multiplied by the reasonable and documented legal fees and expenses incurred by Fortress in defending the Surviving Indemnification Claim relating to such Post-Closing Indemnification Amount shall first be paid by the Rights Agent (as defined in the Contingent Value Rights Agreement) pursuant to the Contingent Value Rights Agreement to Fortress (to the extent that it does not exceed the amount payable thereunder) and the remaining amount payable by the Rights Agent (as defined in the Contingent Value Rights Agreement) under the Contingent Value Rights Agreement shall be payable thereunder to all holders of Common Shares issued and outstanding immediately prior to the Merger Effective Time (other than: (i) shares to be cancelled and retired in accordance with Section 4.1(a); and (ii) Dissenting Shares). If any Losses included in any Post-Closing Indemnification Amount (i) reduced the amount payable by the Company or its Affiliates or assigns under the Contingent Value Rights Agreement pursuant to this Section 4.2(i) and (ii) are subsequently determined in a final judgment or award of a court of competent jurisdiction which is either not subject to any further appeals or the time for giving notice to take such appeals has lapsed and no such notice was filed to be lower than the amount that actually reduced the amount payable by the Company or its Affiliates or assigns under the Contingent Value Rights Agreement pursuant to this Section 4.2(i), then the Company shall transfer the difference between such amounts to the Rights Agent (as defined in the Contingent Value Rights Agreement) for further payment by it pursuant to Section 2.4 thereof, which payment shall be (i) deemed to have occurred as of the time that it would have otherwise been due pursuant to the Contingent Value Rights Agreement but for this Section 4.2(i) and (ii) made to the Persons entitled thereunder taking the foregoing clause (i) into account. Notwithstanding this Agreement or the Contingent Value Rights Agreement to the contrary, if any Losses included in any Post-Closing Indemnification Amount (i) reduced the amount payable by the Company or its Affiliates or assigns under the Contingent Value Rights Agreement pursuant to this Section 4.2(i) and (ii) are subsequently determined in a final judgment or award of a court of competent jurisdiction which is either not subject to any further appeals or the time for giving notice to take such appeals has lapsed and no such notice was filed to be higher than the amount that actually reduced the amount payable by the Company or its Affiliates or assigns under the Contingent Value Rights Agreement pursuant to this Section 4.2(i), then the difference between such amounts shall be deemed to be a new Post-Closing Indemnification Amount with respect to which (x) the provisions of Section 2(g) of the Indemnification Agreement shall apply and (y) the provisions of this Section 4.2(i) shall apply to further reduce the amounts required to be paid by the Company or its Affiliates or assigns pursuant to the Contingent Value Rights Agreement. Notwithstanding this Agreement or the Contingent Value Rights Agreement to the contrary, if any Losses included in any Outstanding Indemnification Amount (as defined in the Indemnification Agreement) (i) reduced the Cash Merger Consideration pursuant to clause (H) of Section 4.1(b)(x) and (ii) are subsequently determined in a final judgment or award of a court of competent jurisdiction which is either not subject to any further appeals or the time for giving notice to take such appeals has lapsed and no such notice was filed to be higher than the amount that actually reduced the Cash Merger Consideration pursuant to clause (H) of Section 4.1(b)(x), then the difference between such amounts (the “Adjusted Pre-Closing Indemnification Amount”) shall be deemed to be a Post-Closing Indemnification Amount with respect to which (x) the provisions of Section 2(g) of the Indemnification Agreement shall apply and (y) the provisions of this Section 4.2(i) shall apply to reduce the amounts required to be paid by the Company or its Affiliates or assigns pursuant to the Contingent Value Rights Agreement. After the Second Stage Closing, the indemnification limitations contained in Section 2(b) of the Indemnification Agreement, shall apply on a pro rata basis (based on the Fortress Portion, with respect to Fortress and its Affiliates and assigns, and the Non Fortress Portion, with respect to all holders of Common Shares issued and outstanding immediately prior to the Merger Effective Time (other than: (i) shares to be cancelled and retired in accordance with Section 4.1(a); and (ii) Dissenting Shares) other than Fortress) mutatis mutandis to this Section 4.2.

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Section 4.3           Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 4.1, Common Shares issued and outstanding immediately prior to the Merger Effective Time (other than shares cancelled in accordance with Section 4.1(a)) and held by a holder who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and has not subsequently failed to perfect or otherwise waived, withdrawn, or lost such holder’s appraisal rights under the DGCL with respect to such shares (such Common Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Merger Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Common Shares shall be treated as if they had been converted as of the Merger Effective Time into the right to receive the Merger Consideration in accordance with Section 4.1(b), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Buyer prompt written notice of any demands received by the Company for appraisal of Common Shares, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Merger Effective Time that relates to such demand, and Buyer shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 4.4           Changes to Capital Stock; Adjustments to Merger Consideration. Without limiting the other provisions of this Agreement, if at any time during the period between the Signing Date and the Merger Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any issuance (including upon exercise of warrants), reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted to proportionately reflect such change; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

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Section 4.5           Withholding Rights. Each of the Paying Agent, Buyer, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax laws. To the extent that amounts are so deducted and withheld by the Paying Agent, Buyer, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Paying Agent, Buyer, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 4.6           Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Buyer, the posting by such Person of a bond, in such reasonable amount as Buyer or the Paying Agent may direct, as indemnity against any claim that may be made against Buyer or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the Common Shares formerly represented by such Certificate as contemplated under this Article 4.

Section 4.7           Treatment of Stock Options, Other Stock-Based Compensation and Warrants.

(a)          Company Stock Options. The Company shall take all requisite action so that, prior to the Merger Effective Time, each option to acquire Common Shares (each, a “Company Stock Option”) that is then-outstanding under any Company Plan (as in effect at the Signing Date and previously disclosed to Buyer), whether or not then vested or exercisable, shall become vested and exercisable and, if the fair market value of a Common Share (which, for this purpose, shall be the closing price per Common Share immediately prior to the Merger Effective Time) is then in excess of the per share exercise price of the Company Stock Option, such Company Stock Option shall be exercised pursuant to the terms and conditions of the applicable Company Stock Option award agreement (with any Taxes withheld with respect to such exercise), with each Common Share received by the former holder of a Company Stock Option in connection with such exercise entitled to receive the Merger Consideration pursuant to Section 4.1(b). For the avoidance of doubt, in the event that the per share exercise price under any Company Stock Option that is outstanding immediately prior to the Merger Effective Time is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled as of the Merger Effective Time without payment therefor and shall have no further force or effect.

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(b)          Company Restricted Shares. The Company shall take all requisite action so that, immediately prior to the Merger Effective Time, each Common Share subject to vesting, repurchase, or other lapse of restrictions (a “Company Restricted Share”) that is outstanding under any Company Plan immediately prior to the Merger Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, vest in full and become free of restrictions (with any Taxes withheld with respect to the fair market value of such Company Restricted Share, which, for this purpose, shall be the closing price per Common Share immediately prior to the Merger Effective Time) and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive the Merger Consideration pursuant to Section 4.1(b).

(c)          Company Restricted Share Units. The Company shall take all requisite action so that, immediately prior to the Merger Effective Time, each unit of Company Restricted Shares (a “RSU”), that is outstanding immediately prior to the Merger Effective Time, shall be accelerated in full and, in exchange therefor, each former holder of any such RSU shall be entitled to receive a number of Common Shares as is equal to (i) the total number of Common Shares subject to such RSU, less (ii) a number of Common Shares that would otherwise be issued to the holder pursuant to the RSU to be withheld by the Surviving Corporation in satisfaction of the tax withholding obligations arising as a result of the vesting and settlement of such RSU equal to a number of Common Shares having a fair market value (which, for this purpose, shall be the closing price per Common Share immediately prior to the Merger Effective Time) equal to the amount necessary to satisfy the withholding obligation based on the minimum applicable statutory withholding rates for federal, state and local income tax and payroll tax purposes (rounded up to the nearest whole share). Each such Common Share issued to a former holder of an RSU shall be entitled to receive the Merger Consideration pursuant to Section 4.1(b).

(d)          Warrants. Promptly after the Signing Date, the Company shall take all requisite action so that, prior to the First Stage Closing, each warrant to issue any Company Securities (each, a “Company Warrant”) that is outstanding shall be (i) exercised by the holder thereof, and converted into Common Shares, and such Company Warrant shall be cancelled without any Liability to the Company, or (ii) amended in writing (subject to Buyer’s prior review and consent to such amendment, such consent not to be unreasonably withheld), and fully executed by the Company and the applicable holder thereof, solely to provide that such Company Warrant shall, immediately prior to the Merger Effective Time, automatically, and without any action of the holder thereof or the Company, be converted into Common Shares, and that such Company Warrant shall be cancelled without any Liability to the Company.

(e)          Resolutions and Other Company Actions. Prior to the Merger Effective Time or the First Stage Closing, as applicable, the Company, the Company’s Board of Directors, and the compensation committee of such board, as applicable, shall have adopted any resolutions and taken any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a), (b), (c) and (d) of this Section 4.7.

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Section 4.8           Further Assurances. If, at any time from and after the Merger Effective Time, the Company or Buyer reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Merger Effective Time, then the Company, Buyer, the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

Article 5.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any report, schedule, form, statement or other document (including exhibits and other information incorporated therein) that is publicly available and required to be filed (or furnished) by the Company with the SEC under the Securities Act, the Exchange Act or SOX with respect to any fiscal period ending prior to June 30, 2018 and prior to the Signing Date (without giving effect to any amendment or supplement to any such report, schedule, form, statement or other document filed on or after the Signing Date) (provided, that no such disclosure shall qualify or limit the representations and warranties contained in Section 5.1 through 5.3 (excluding 5.3(c)), and that any “risk factors” sections or any language in any such report, schedule, form, statement or other document that is predictive or forward-looking, or that is not factual information but merely cautionary language, shall be excluded), the Company hereby represents and warrants to Buyer and Merger Sub as follows:

Section 5.1           Organization of the Company; Due Authorization.

(a)          The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (ii) is duly licensed and qualified to conduct its business in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it requires such licensing or qualification, except where any such failures to be so qualified or licensed have not had, or are not reasonably likely to have, a Material Adverse Effect and (iii) holds all necessary corporate power and authority to own, license and operate its assets and properties, to conduct its business, to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Transactions. Subject to, with respect only to the Stock Purchase Transaction and the Merger, the Requisite Stockholder Approval, this Agreement and the consummation of the transactions contemplated hereby, the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Company, and no other proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby and thereby.

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(b)          Each of this Agreement and the Ancillary Agreements to which it is or will be a party has been or will be, as the case may be, duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Buyer) constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)          The board of directors of the Company has unanimously adopted resolutions, prior to the Signing Date, (i) determining that this Agreement, the Stock Purchase Transaction, the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approving this Agreement, the Ancillary Agreements, the Stock Purchase Transaction, the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements, (iii) recommending that the stockholders of the Company approve and adopt this Agreement and the Ancillary Agreements (including the Appointment) and (iv) directing that this Agreement and the Ancillary Agreements be submitted to the stockholders of the Company for their approval and adoption, which resolutions have not been subsequently withdrawn or modified in any respect.

(d)          The Requisite Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and adopt this Agreement and the Ancillary Agreements (including the Appointment) and to consummate the Stock Purchase Transaction, the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements under the applicable Legal Requirements of the State of Delaware, including the DGCL, the certificate of incorporation of the Company and the by-laws of the Company.

(e)          The Company’s Certificate of Incorporation, as amended, and the Company’s Bylaws, each as filed with the Company SEC Documents prior to the Signing Date, defined below, are in full force and effect, and, other than as contemplated by the terms of this Agreement, no action has been taken or is contemplated to amend such organizational documents. The Company Board has approved and adopted the Revised By-Laws as of the date hereof to become effective as of the First Stage Closing.

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Section 5.2           No Conflicts, Consents or Approvals. Assuming that all consents, approvals, authorizations and other actions, and all filings and notifications described or listed in Articles 9 and 10, have been obtained or made and any applicable waiting period under the HSR Act has expired or been terminated, neither the execution or delivery by the Company of this Agreement or any of the Ancillary Agreements, or the performance by the Company of its obligations under this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby will (a) result in any breach of any provision of the Company’s certificate of incorporation and by-laws, each as amended from time to time, (b) result in any breach of, require (with or without notice or lapse of time or both) any payment, consent or notice or constitute a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, any Company Contract or order or judgment to which the Company is a party or by which it or its assets are bound, (c) result in the creation of an Encumbrance or (d) violate any applicable Legal Requirement, other than such breaches, defaults or violations that, in the case of clauses (b) through (d), have not had, or are not reasonably likely to have, a Material Adverse Effect.

Section 5.3           Capital Stock of the Company.

(a)          The Company has an authorized share capital of 2,000,000 Preferred Shares (of which 250,000 shares have been designated Class A Preferred Shares, and the remainder are undesignated) and 50,000,000 Common Shares. Attached hereto as Schedule 5.3 is the capitalization of the Company as of the date hereof, including all Company Securities, as defined below.

(b)          As of the Signing Date, (i) 250,000 Class A Preferred Shares and 10,662,398 Common Shares are issued and outstanding, (ii) there were 675,000 Common Shares underlying outstanding stock options and restricted share units, in each case issued under the Company’s 2015 Incentive Plan (of which the Company has provided Buyer a true, correct and complete copy prior to the Signing Date), (iii) there were 107,913 Common Shares underlying outstanding warrants of the Company (of which the Company has provided Buyer a true, correct and complete copy prior to the Signing Date) and (iv) no other shares of capital stock of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable Legal Requirements, the Company’s organizational documents and any Company Contracts.

(c)          Except as set forth on Schedule 5.3, or disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the Signing Date, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, restricted stock, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company, or any Voting Company Debt (as defined below), (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company (together with the Common Shares and the Class A Preferred Shares, the “Company Securities”). Any warrant obligating the Company to issue any Company Securities that is outstanding prior to the Second Stage Closing shall only entitle its holder to receive the Merger Consideration and shall be cancelled at the Merger Effective Time. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no proxies (other than proxies solicited by the Company for purposes of the Company Stockholder Approval), voting trusts or other agreements or understandings to which the Company is a party or is bound with respect to the voting of or giving consent by the capital stock of, or other equity interests in, the Company. There are no preemptive or similar rights granted by the Company to any holders of any class or series of securities of the Company. There are no outstanding bonds, debentures, notes or other obligations of the Company, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the Company’s stockholders on any matter (“Voting Company Debt”).

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(d)          Upon consummation of the First Stage Closing, Buyer will own the First Stage Shares free and clear of all Encumbrances and such shares shall have been duly authorized and validly issued, be fully paid and nonassessable and issued in compliance with all applicable Legal Requirements, the Company’s organizational documents and any Company Contracts.

(e)          The Company does not have, and has never had, any Subsidiaries or equity interest in any Person. There is no Company Contract currently or prospectively requiring the Company to form or participate in or make any capital contribution to or investment in any Person.

Section 5.4           Financial Statements; Other Liabilities.

(a)          The Company’s Annual Report on Form 10-K for the twelve months ended December 31, 2017 (the “Form 10-K”) contains the audited balance sheets of the Company for the years ended December 31, 2016 and December 31, 2017, and the statements of operations, stockholders’ equity (deficit) and cash flows for the period from February 9, 2015 (inception) through December 31, 2015 and the twelve months ended December 31, 2016 and December 31, 2017, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018 (the “Form 10-Q”) contains the unaudited balance sheet of the Company and statement of stockholders’ equity for the six months ended June 30, 2018, and the unaudited statements of operations and cash flows for the six month periods ended June 30, 2017 and June 30, 2018 (the Form 10-K and Form 10-Q, the “Financial Statements”).

(b)          The Company maintains books of account and other financial records that are accurate in all material respects. The Financial Statements (i) comply as to form in all material respects with the published rules and regulations of the SEC, (ii) were prepared in conformity with GAAP consistently applied throughout the periods indicated, and in accordance with the books of account and other financial records of the Company and (iii) present fairly, in conformity with GAAP consistently applied, the financial position and the results of operations, stockholders’ equity (deficit) and cash flows of the Company as of the dates thereof, or for the periods covered thereby, as the case may be.

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(c)          The Company does not have any (i) “off-balance sheet” arrangements or Liabilities or (ii) Liabilities that have had, or could reasonably be expected to result in, a Material Adverse Effect, and there has not been an Event that could reasonably be expected to result in any such Liabilities.

(d)          No director or officer of the Company or, to the Company’s Knowledge, non-officer employee, external auditor, external accountant or similar authorized representative of the Company, has received or otherwise been made aware of any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material complaint, allegation or claim that the Company has engaged in questionable accounting or auditing practices.

Section 5.5           Agreements.

(a)          Except as set forth in Schedule 5.5(a), each of the following Company Contracts, including any amendments thereto (each, a “Material Contract”), other than this Agreement and the Ancillary Agreements as of the Signing Date, has been filed as exhibits to the Company’s Form 10-K filed with the SEC on March 1, 2018:

(1)         any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(2)         any Contract (A) relating to Indebtedness of the Company or the guarantee of Indebtedness of any Person, (B) securing any Indebtedness through any Encumbrance or (C) otherwise creating an Encumbrance, in each case where such Indebtedness or the Liabilities securing such other Encumbrance exceed $100,000 individually or $500,000 in the aggregate for all such Contracts;

(3)         any Restrictive Contract;

(4)         any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of, or investment by the Company in, any joint venture, partnership or limited liability company;

(5)         any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;

(6)         any Related Party Contract;

(7)         any Contract pursuant to which the Company (A) in any transaction or series of related transactions, has an option, right or obligation to purchase any other business or portion thereof on an ongoing basis (including by purchasing the assets or capital stock of another Person), (B) in any transaction or series of related transactions, purchased any such business or portion thereof and continues to have any ongoing obligations (including obligations under any shareholder agreement), or (C) without limitation of clause (B), has an obligation to make any earn-out payments based on future performance of an acquired business or assets;

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(8)         any Contract that (A) obligates the Company to make a loan or capital contribution to, or investment in excess of $100,000 in, any Person or (B) on a stand-alone basis obligates the Company to provide indemnification or a guarantee that would reasonably be expected to result in payments in excess of $100,000;

(9)         any Contract that (A) grants to any Person a right of first refusal, right of first offer, option or similar preferential right to purchase any of the Company’s capital stock or assets, (B) obligates the Company to sell to any Person or Persons (or pursuant to which the Company sold to any Person or Persons and continues to have any ongoing obligations) any capital stock or assets, or (C) obligates the Company to sell, assign, or otherwise transfer or dispose of to any Person or Persons (or pursuant to which the Company sold, assigned, or otherwise transferred or disposed of to any Person or Persons and continues to have any ongoing obligations), in any transaction or series of related transactions, any (i) assets, property or business having an aggregate value exceeding (or for consideration, including assumption of Indebtedness, exceeding) $100,000 or (ii) any Revogenex License Assets or any Manufacturing Agreement Assets;

(10)        all Intellectual Property Agreements, including any Contract that, as its primary purpose, grants to the Company, or by which the Company grants to any Person, any right to use, exploit or practice any Intellectual Property;

(11)        Privacy Agreements;

(12)        any Contract regarding Leased Real Property;

(13)        any Contract that the Company reasonably anticipates requiring aggregate payments to or by the Company in excess of $100,000 individually (or $500,000 in the aggregate for all such Contracts) in any twelve months’ period;

(14)        any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the Signing Date) with any current or former (A) officer of the Company, (B) member of the board of directors of the Company, or (C) employee of the Company providing for an annual base salary or payment in excess of $100,000;

(15)        any Contract with any agent, distributor or sales representative that is not terminable on thirty (30) days’ or less notice without penalty or payment of any termination fee;

(16)        any Contract that contains a “change of control” or similar provision that would require any consent, notice or other action in connection with, or that could reasonably be expected to prevent, delay or impair the consummation of, the Stock Purchase Agreement, the Merger or any of the other transactions contemplated by this Agreement or any Ancillary Agreement;

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(17)        any Contract to which a Governmental Authority is a party;

(18)        any Contract that is an insurance policy referred to in Section 5.6;

(19)        any Contract which commits the Company to enter into any of the foregoing; or

(20)        any Contract which is not otherwise described in clauses (1)-(19) above that is material to the Company.

(b)          The execution and delivery by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party does not and will not, and the performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party does not and will not, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time would become a default) or loss of benefit under, require any consent, notice or payment (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) under, or give to others any rights of purchase, termination, amendment, acceleration or cancellation of any Company Contract other than as would not materially adversely affect the aggregate value of such Company Contracts to the business of the Company, or as have not had, or are not reasonably likely to have, a Material Adverse Effect.

(c)          Neither the Company nor, to the Company’s Knowledge, any other party to a Company Contract, is in breach of, or default under, any of the Company Contracts. No event has occurred that would result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Company Contract. Each Company Contract is valid and binding on, and in full force and effect with respect to, the Company and, to the Company’s Knowledge, each other party thereto and enforceable in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Company has not waived any right under any Company Contract or given to or received from any other Person, at any time since January 1, 2016, any notice or other communication regarding any actual, alleged, possible or potential breach of, or default (with or without notice or lapse of time or both) under, any Company Contract, and, to the Company’s Knowledge, is not otherwise aware of any intention by any counterparty thereto to terminate (other than Company Contracts that are expiring pursuant to their terms), or not renew any Company Contract, or is seeking the renegotiation thereof or substitute performance thereof.

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(d)          The Company has made available to Buyer prior to the Signing Date true, correct and complete copies of all Material Contracts (including all amendments and supplements thereto). The Company does not have oral Material Contracts.

Section 5.6          Insurance. All Company Assets and all other normal risks incident to the business of the Company (including directors’ and officers’ liability coverage) are currently covered by insurance from creditworthy insurance providers in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses similar to the business of the Company (including with respect to size and geography), the provisions of the Company Contracts and applicable Legal Requirements. All premiums due and payable under each such insurance policy have been and will be timely paid in full.

Section 5.7          Real Property; Title, Condition and Sufficiency of Assets. The Company does not own, and has never owned, any real property. The Company enjoys peaceful and undisturbed possession of all Leased Real Property (whether as tenant, subtenant or pursuant to other occupancy arrangements), in each case free and clear of all Encumbrances. There are no applicable Legal Requirements in effect that would prevent or limit in any material respect the Company from conducting its operations on the Leased Real Property as they are currently conducted. There does not exist any condemnation, eminent domain or taking proceeding that affects any Leased Real Property. The Company has good title to, or a valid leasehold interest in, or, with respect to licensed assets, a valid license to use, the assets and properties (whether tangible or not) used or held for use by it in connection with the conduct of its business, free and clear of all Encumbrances, and such assets and properties are reasonably sufficient and suitable in all material respects for the operation of the business of the Company as currently conducted and currently intended to be conducted. The tangible personal assets and property of the Company are in good working condition and repair in the ordinary course of business, reasonable wear and tear excepted.

Section 5.8           Taxes.

(a)          All income and other material Tax Returns that are required to be filed on or before the First Stage Closing Date (in respect of the Stock Purchase Transaction) or the Second Stage Closing Date (in respect of the Merger Transaction) by or on behalf of the Company have been, or will be, timely filed; each such Tax Return is true and correct or will be true and correct when filed in all material respects; and all Taxes due and payable by the Company have been, or will be, timely paid or reserved for if payment occurs according to applicable Legal Requirements after the applicable taxable period. There are no Encumbrances for Taxes upon any of the assets of the Company.

(b)          There are no outstanding written agreements or waivers extending the statute of limitations applicable to any Tax or Tax Return of the Company (other than extensions of time to file Tax Returns obtained in the ordinary course).

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(c)          All material Taxes which the Company is required by applicable Legal Requirements to withhold or collect, including sales and use taxes, and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Authorities or are held in separate bank accounts for such purpose.

(d)          No written claim has been made by a Governmental Authority in a jurisdiction where the Company has not filed Tax Returns that the Company is or may be subject to taxation by that jurisdiction. No deficiencies for material Taxes against the Company have been claimed, proposed, assessed or threatened in writing by any Governmental Authority, except for deficiencies that have been paid or otherwise resolved. There are no pending Proceedings relating to Taxes of the Company.

(e)          The Company does not have any material Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract, or otherwise.

(f)          The Company is not subject to any outstanding rulings or advance pricing agreements or other agreements relating to Tax with any Governmental Authority.

(g)          Within the past two years, the Company has not, either as a “distributing corporation” or a “controlled corporation”, participated in a transaction intended to satisfy the requirements of Section 355 of the Code.

(h)          The Company has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 5.9          Litigation and Other Proceedings; Orders. No Proceeding is pending or, to the Company’s Knowledge, threatened by, against, or affecting the Company or any of its assets before or by any court, arbitrator, panel or other Governmental Authority, or which seeks to enjoin, restrain, or prohibit Buyer in respect of the consummation of the transactions contemplated hereby. Neither the Company nor its assets is operating under or subject to any order by any Governmental Authority.

Section 5.10        No Material Adverse Effect. Since December 31, 2017, (i) there has been no Event that has had, or could reasonably be expected to result in, a Material Adverse Effect, (ii) the Company has conducted its business only in the ordinary course consistent with past practice and (iii) there has been no action taken by the Company that, if taken during the period from the Signing Date through the Merger Effective Time, would have constituted a breach of Section 8.1.

Section 5.11        Licenses and Permits. The Company possesses all material Governmental Permits necessary for the conduct of its business (including all Governmental Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”)). As of the Signing Date, the Company has not received written notice that the Company is in material violation of any term of any Governmental Permit or that any Governmental Authority intends to revoke or rescind any Governmental Permit related to the business of the Company. The business of the Company complies in all material respects with the Governmental Permits.

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Section 5.12        Environmental Matters.

(a)          The business of the Company has been conducted in material compliance with all applicable Environmental Laws. (i) There has been and there is no release or presence of or exposure to Hazardous Substance at, on, under or from any property currently or formerly leased or operated by the Company in violation of any Environmental Law, or that is reasonably anticipated to result in a Proceeding arising under any Environmental Law (each such Action, an “Environmental Claim”) or any requirement for investigation or remediation, and (ii) there is no reasonable basis for any such Environmental Claim.

(b)          All material Environmental Permits required under all applicable Environmental Laws for the continued operation of the business of the Company have been obtained and are valid.

(c)          The Company (i) does not own or operate, or has ever owned or operated, any real property contaminated with any substance that is subject to any Environmental Law, (ii) is not liable for any off-site disposal or contamination pursuant to any Environmental Law, and (iii) has not received notice of any Environmental Claim.

Section 5.13         Governmental Consents and Approvals.

The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the Stock Purchase Transaction, the Merger and the other transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, order, consent or approval of, or other action by or in respect of, any Governmental Authority or Nasdaq other than (i) as may be required by the HSR Act, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Exchange Act as may be required in connection with this Agreement, any Ancillary Agreement, the Stock Purchase Transaction, the Merger and the other transactions contemplated hereby and thereby, (iii) such clearances, consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal or state securities laws or the applicable requirements of Nasdaq, and (iv) the filing of the Certificate of Merger with the Secretary of State of Delaware.

Section 5.14         Intellectual Property.

(a)          Schedule 5.14(a) sets forth an accurate and complete list of all Owned Intellectual Property, including, (i) a correct, current and complete categorical description of the Know-How included in the Company Intellectual Property that is material to the Company's business or operations as currently conducted and as planned to be conducted, and (ii) for each item listed that is Registered Owned Intellectual Property, the title, application number, registration number, application date, issuance or registration date, country of registration, and other pertinent information. All assignments of the Owned Intellectual Property to the Company have been properly executed, delivered and recorded by the Company with the applicable Governmental Authority and none of the Owned Intellectual Property is subject to any claims of joint ownership. All registrations set forth on Schedule 5.14(a) are valid, enforceable and in force, and all applications set forth on Schedule 5.14(a) are pending and in good standing.

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(b)          The Company solely and exclusively owns all rights and interest in and has all title to the Owned Intellectual Property free and clear of all Encumbrances, and has a valid and enforceable license to use all Licensed Intellectual Property, free and clear of all Encumbrances. Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Second Stage Closing Date on identical terms and conditions as it was prior to the Second Stage Closing Date. The Company Intellectual Property constitutes all Intellectual Property used in connection with or otherwise necessary for the conduct of the business of the Company as conducted and as planned to be conducted prior to the Second Stage Closing Date. The execution and delivery of this Agreement and the consummation and completion of the transactions contemplated by this Agreement will not result in the alteration, loss or impairment of, or payment of any additional amounts with respect to, require the consent of any Third Party in respect of, or otherwise adversely affect any Company Intellectual Property or otherwise alter or impair the ownership of, or right of the Company to use, any of the Company Intellectual Property.

(c)          All of the Company Intellectual Property is subsisting and enforceable. To the Company’s Knowledge, there are no facts or circumstances that would render (i) any of the Company Intellectual Property invalid or (ii) any Intellectual Property Agreements invalid or unenforceable. The Company has not received a claim that the Company Intellectual Property or Intellectual Property Agreements are invalid or unenforceable or challenging the ownership of any Owned Intellectual Property or right to use any Company Intellectual Property, nor has any such claim been asserted in any pending or, to the Company’s Knowledge, threatened litigation or proceeding before any Governmental Authority, and the Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such claims. None of the Company Intellectual Property is subject to any pending or, to the Company’s Knowledge, threatened claims or proceedings for infringement, misappropriation, re-examination, inter-partes review, opposition, cancellation, dilution, revocation or any other violation of any Intellectual Property rights of any Third Party, and the Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such claims or proceedings. None of the Intellectual Property Agreements are subject to any pending or, to the Company’s Knowledge, threatened claims or proceedings for breach, default, or any violation of any rights of any Third Party, and the Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such claims or proceedings.

(d)          All registration, application issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Owned Intellectual Property have been timely paid, all necessary renewal applications have been timely filed and all other steps necessary for maintenance have been taken in a timely manner.

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(e)          Each Person (including each current and former employee, officer and director of the Company and each current and former independent contractor of the Company) that was or is involved in the invention, conception, creation, formulation, development, design, modification, and/or reduction to practice of any Owned Intellectual Property has executed a valid and binding written agreement expressly assigning to the Company (and requiring the confidentiality of) all right, title and interest in and to, and including all applicable work made for hire provisions related to, all Intellectual Property invented, created, formulated, developed, modified, conceived and/or reduced to practice by such Person (collectively, the “IP Assignment Agreements”). No Person who has been involved in the invention, conception, creation, formulation, development, design, modification, conception and/or reduction to practice of any Owned Intellectual Property: (i) has any right, license, and claim or interest whatsoever in or with respect to any Owned Intellectual Property or (ii) is in material violation of any IP Assignment Agreement.  Each Person that was or is involved in the invention, conception, creation, formulation, development, design, modification, conception and/or reduction to practice of any Owned Intellectual Property undertook such actions either (i) as a current or former employee, officer or director of the Company within the scope of their employment or (ii) as a current or former independent contractor of the Company within the scope of their engagement with the Company.

(f)          The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Confidential Intellectual Property and to protect the proprietary nature of the Company Intellectual Property. None of the Confidential Intellectual Property has been disclosed to any Person not bound, prior to such disclosure, by a written confidentiality agreement or IP Assignment Agreement protecting the confidentiality thereof, and there has been no actual or alleged violation of such agreements with respect to any Confidential Intellectual Property. No Proceeding relating to an improper use or disclosure, or breach in the security or confidentiality, of any Confidential Intellectual Property has been initiated or threatened against the Company.

(g)          (i) Neither the Company Intellectual Property (or any use thereof), nor the conduct of the business of the Company as currently and formerly conducted, (and, to the Company’s Knowledge, as planned to be conducted), nor the products, processes and services of the Company as currently and formerly offered (and, to the Company’s Knowledge, as planned to be offered), including the Product, violates any license, agreement or Contract, or infringes, misappropriates or otherwise violates any Intellectual Property owned by a Third Party and (ii) no suit, action or claim has been asserted, threatened or is or was pending concerning any claim or position that the Company has infringed, misappropriated or violated or is currently infringing, misappropriating or violating any Intellectual Property of a Third Party or is in breach or default under any Contract or Intellectual Property Agreement.

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(h)          All rights and licenses granted under or pursuant to all Intellectual Property Agreements and the Revogenex License are for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) licenses to rights to “intellectual property” as defined under the Bankruptcy Code.

(i)          To the Company’s Knowledge, no Person (including any current or former employee or consultant of the Company) has infringed, misappropriated or violated or is currently infringing, misappropriating or violating the Company Intellectual Property.

(j)          To the Company’s Knowledge, there have been no material breaches of the Company’s or its service providers’ security procedures, systems, policies or technologies or any material attempted or successful unauthorized incidents of access, use, disclosure, modification, or destruction of information or interference with systems operations in any information system or database of the Company or any storing any Company Intellectual Property or Personal Data, including any such breach or incident that required or requires notice to any Third Party.

(k)          The Company has at all times complied with (i) all Privacy Laws worldwide, including, the EU Data Protection Directive (Directive 95/46/EC), the EU General Data Protection Regulation (Regulation (EU) 2016/679) and Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d) and (ii) all Privacy Agreements, and, to the Company’s Knowledge, no Person has made any illegal or unauthorized use of any Personal Data constituting Company Intellectual Property. The Privacy Agreements do not require the delivery of any notice to or consent from any Person, or prohibit the unqualified transfer of Personal Data constituting Company Intellectual Property, in connection with the execution, delivery or performance of this Agreement, or the consummation of any of the transactions contemplated hereby and thereby.

(l)          The Company is in compliance with the duty of candor obligations owed to the United States Patent & Trademark Office (“USPTO”) required by 37 C.F.R. § 1.56 with respect to all Patent applications filed by the Company with the USPTO, and with all similar Legal Requirements with respect to Patent applications filed outside the United States. Further, and in accordance with the Company’s duty of candor, the Company has promptly notified the USPTO (and with respect to Patent applications filed outside the United States, the applicable Government Authority) of all information, to the Company’s Knowledge, material to the patentability of any claim of any Patent application, continuation or continuation-in-part pending before the USPTO (or with respect to Patent applications filed outside the United States, the applicable Government Authority). To the Company’s Knowledge, any Patent that issues from any U.S. Patent application pending before USPTO is enforceable during its statutory term, subject to any terminal disclaimers pursuant to 35 U.S.C. § 253 and 37 C.F.R. § 1.321, any Patent term extensions pursuant to 35 U.S.C. § 156 and 37 C.F.R. §§ 1.710-791, or any Patent term adjustments pursuant to 35 U.S.C. § 154 and 37 C.F.R. §§ 1.701-705 (and with respect to pending Patent applications filed outside the United States, such Patents that issue from any such pending Patent applications are enforceable during their statutory terms, subject to similar Legal Requirements of the applicable jurisdiction(s) where such Patent applications were filed). The Company has made available to Buyer with respect to the filing in the USPTO of the U.S. Patent Application Nos. 15/972,684, 15/976,503 and 16/007,464 or any patent applications filed worldwide by the Company (the “Designated Patent Applications”), all correspondence received by the Company or the Company’s counsel, on behalf of the Company, from the USPTO (or with respect to Patent applications filed outside the United States, from the applicable Government Authority), or from any claimants, as to the Designated Patent Applications and as to any relevant prior art with respect to the Designated Patent Applications.

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(m)          None of the software included in the Company Intellectual Property was developed using, includes, incorporates, links to or otherwise requires the use of any open source, free software, or freeware of any kind. The Company has not used any open source, free software, or freeware of any kind in a manner that does, will, or would reasonably be expected to, require the (i) disclosure or distribution of any software included in the Company Intellectual Property in source code form or object code form; (ii) license or other provision of any such software on a royalty-free basis; or (iii) grant of any patent license, non-assertion covenant, or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any portion of such software.

Section 5.15        Employee Plans and Personnel Matters.

(a)          Each Company Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable Legal Requirements of the relevant jurisdiction (including the requirements for any funding and Tax-favored treatment intended for such plan or applicable to plans of its type). No event, transaction or condition exists or has occurred that is reasonably likely to result in the loss or material limitation of any such Tax-favored treatment.

(b)          All material contributions, premiums and benefit payments in respect of the Company Employees under or in connection with the Company Employee Plans due prior to the Signing Date have been timely made.

(c)          To the Company’s Knowledge, there have been no acts or omissions by any party with respect to the Company Employee Plans which have given rise to or may give rise to material fines, penalties, taxes or related charges under applicable Legal Requirements for which after the First Stage Closing Date or Second Stage Closing Date, the Company, Buyer or any of its other Subsidiaries could reasonably be expected to be liable.

(d)          There are no actions, suits, claims (other than routine claims for benefits) or investigations pending or, to Company’s Knowledge, threatened, involving any material Company Employee Plan or the Company’s assets for which the Company (after the First Stage Closing Date) or Buyer (after the Second Stage Closing Date) could reasonably be expected to incur any material Liability and no event, transaction or condition exists or has occurred which could reasonably be expected to give rise to any such actions, suits, claims (other than routine claims for benefits) or investigations. The Company has no material liability with respect to any Plan other than for contributions, payments or benefits due in the ordinary course of business under the current Company Employee Plans.

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(e)          No Company Employee Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of the Company (or any spouse, beneficiary or dependent thereof), other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Legal Requirements.

(f)          No Company Employee Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, and the Company does not have any Liability with respect to any such plan.

(g)          Except as disclosed in the Company SEC Documents, neither the execution of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, will (either alone or in combination with another event): (i) increase the amount of compensation or benefits otherwise payable under any Company Employee Plan; (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits; or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee, officer, independent contractor, or director of the Company. The aggregate Liability of the Company, if any, for any of the items described in this Section 5.15(g), including any disclosed in the Company SEC Documents, the “Section 5.15(g) Amount”.

(h)          Except as disclosed in the Company SEC Documents, no payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by the Company, directly or indirectly, to any current or former employee, officer, independent contractor, or director in connection with the execution of this Agreement or the Ancillary Agreements or as a result of the consummation of the transactions contemplated hereby. The aggregate of any increased Taxes, or loss of Tax deductions, of the Company for the matter described in this Section 5.15(h), including any disclosed in the Company SEC Documents, the “Section 5.15(h) Amount”. The Section 5.15(g) Amount and the Section 5.15(h) Amount collectively, the “Section 5.15 Amount”.

(i)          The Company does not have any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of the Company for any Taxes, interest or penalties incurred in connection with any Company Employee Plan (including without limitation any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

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(j)          All of the personnel needed to run the business of the Company are employees or consultants of the Company, and no employees of the Company are, or within the last three years have been, covered by a collective bargaining agreement or represented by a union or other labor organization or bargaining agent; and (ii) to the Knowledge of the Company, no union organizing efforts are being, or within the last three years have been, conducted with respect to any employees of the Company.

(k)          The Company has properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Plan) all Persons who have performed services for or on behalf of the Company and has properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Persons to the Company in accordance with such classifications.

Section 5.16        Compliance with Legal Requirements. The Company is, and has been since February 9, 2015, in compliance in all material respects with all Legal Requirements applicable to it, including obligations under the federal Physician Payments Sunshine Act and similar Legal Requirements relating to payments and gifts made to healthcare practitioners and Legal Requirements relating to fraud and abuse such as the False Claims Act, Anti-Kick Back Statute, Physician Self-Referral Law (Stark law), the Exclusion Provisions and the Civil Monetary Penalties Law. The Company has not received written notice from a Governmental Authority of any violations with respect to Legal Requirements applicable to it, or any notice that any facility of the Company is not in material compliance with applicable Legal Requirements or requires any material improvement, modification or alteration in order to lawfully continue any aspect of the operations conducted at the facility. Neither the Company nor any of its respective directors or officers, or to the Company’s Knowledge, any of the Company’s agents, employees or any other Persons acting on its behalf, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or private counterparties, or established or maintained any unlawful or unrecorded funds or taken any other action in violation of the Foreign Corrupt Practices Act of 1977, as amended, (the “FCPA”) or any other similar applicable Legal Requirement, (ii) paid, accepted, offered, promised, authorized or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

Section 5.17        Regulatory Compliance.

(a)          The Company (i) is and has been in compliance with (A) all applicable Legal Requirements relating to or promulgated by the FDA and other Healthcare Regulatory Authorities and (B) all Healthcare Regulatory Authorizations, including all requirements of the FDA and all other Healthcare Regulatory Authorities, in each case that are applicable to the Company, or by which any property, product, filing, submission, registration, declaration, approval, practice or other asset of the Company is bound, governed or affected and (ii) has held all Healthcare Regulatory Authorizations required for the conduct of its businesses.

(b)          All reports, documents, claims and notices required or requested to be filed, maintained, or furnished to any Healthcare Regulatory Authority by the Company, have been so filed, maintained or furnished and were complete and correct in all respects on the date filed (or were corrected in or supplemented by a subsequent filing).

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(c)          (i) All preclinical and clinical studies or tests sponsored by the Company have been conducted in compliance with standard medical and scientific research procedures and applicable Legal Requirements (including Good Clinical Practices requirements and Legal Requirements restricting the use and disclosure of individually identifiable health information) and (ii) the Company has not received written notice from (A) the FDA or any other Healthcare Regulatory Authority with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or modification of such studies or tests or (B) any Person regarding any breach or alleged breach with respect to individually identifiable health information.

(d)          The Company has not (i) made an untrue statement of a fact or fraudulent statement to the FDA or any other Healthcare Regulatory Authority, (ii) failed to disclose a fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or (iv) been the subject of any investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor any officer, employee, agent or clinical investigator of the Company has been suspended or debarred or convicted of any crime or engaged in any conduct that could result in (a) debarment under 21 U.S.C. Section 335a or any similar Legal Requirement or (b) exclusion under 42 U.S.C. Section 1320a-7 or any similar Legal Requirement.

(e)          As to each product subject to the FDCA, or similar Legal Requirements in any non-United States jurisdiction, that is or is intended to be developed, manufactured, tested, distributed or marketed by the Company (a “Medical Product”), each such Medical Product is being developed, manufactured, tested, distributed and/or marketed in all respects in compliance with all applicable requirements under the FDCA and similar Legal Requirements, including those relating to investigational use, pre-market clearance or marketing approval to market a Medical Product, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security.

(f)          The Company has not received any notice or other communication from any Governmental Authority (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or (B) otherwise alleging any violation applicable to any Medical Product of any Legal Requirement. (i) No Medical Product is under consideration by the Company for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued and (ii) no proceedings (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Product are pending against the Company or any licensee of any Medical Product.

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Section 5.18         SEC Filings.

(a)          The Company has timely filed (or, where permitted, furnished) all registration statements, prospectuses, reports, certifications, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed (or furnished) by the Company with the SEC under the Securities Act, the Exchange Act or SOX since March 1, 2017 (collectively, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act, the Exchange Act and SOX (and in each case the rules and regulations promulgated thereunder), in each case to the extent applicable to such Company SEC Documents, and none of the Company SEC Documents when filed (and, in the case of any registration statement under the Securities Act, at the time it was declared effective) or, if amended prior to the Signing Date in accordance with applicable Legal Requirements, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          None of the Company SEC Documents filed on or prior to the Signing Date is, to the Company’s Knowledge, subject to ongoing SEC review, including outstanding or unresolved comments in comment letters received by the Company from the SEC staff.

(c)          The Company maintains, and since March 1, 2017 has maintained, controls and procedures and a system of accounting and financial reporting as required by the Exchange Act and sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) access to assets is permitted only in accordance with management’s general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)          The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

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(e)          The management of the Company completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of SOX for the fiscal year ended December 31, 2017, and such assessment concluded that such controls were effective. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the Audit Committee of the board of directors of the Company (x) all significant deficiencies, if any, in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect the Company’s ability to record, process, summarize and report financial data and have identified to such auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting; and the Company has provided to Buyer prior to the Signing Date true, correct and complete copies of any such disclosures.

(f)          The Company has not listed any Company Securities on any stock exchange in any jurisdiction, other than the Common Shares listed by the Company on Nasdaq. The Company is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 5.19         Opinion of Financial Advisor. The Company Board has received the opinion of Oppenheimer & Co. Inc. on the Signing Date to the effect that, as of the date thereof and subject to the matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Common Shares (excluding Fortress, Buyer, Merger Sub and any of their respective Affiliates). Promptly following receipt of the opinion by the Company Board and execution of this Agreement, a true, correct and complete copy of the opinion will be delivered to Buyer for informational purposes only.

Section 5.20         Brokers. Except for any amounts which are or may become payable to Torreya Capital LLC or Oppenheimer & Co. Inc. (the “Broker Fees”), no broker, finder or investment banker is entitled to any brokerage, finder’s, opinion or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon or arising from arrangements made on behalf of the Company and its Affiliates, and the information set forth on Schedule 5.20 is accurate and complete. The Company is solely responsible for any Broker Fees in connection with this Agreement or the Ancillary Agreements, which shall be deducted from the Merger Consideration in accordance with Section 4.1(b).

Section 5.21         No Restrictions on the Transactions. Section 203 of the DGCL does not apply to the Company. There are no anti-takeover, “fair price,” “moratorium,” “control share acquisition” or similar statute or regulation, restriction or provision of the DGCL or the laws of any other jurisdiction, the certificate of incorporation or organizational regulations, or other organizational or constitutive document or governing instruments of the Company that would prevent, impede or delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including the Stock Purchase Transaction and the Merger. There is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which the Company is subject, party or otherwise bound. No further action by the Board of Directors of the Company is necessary to approve the transactions contemplated hereby and thereby. As of the date of this Agreement, the Company does not have an open binding offer (other than this Agreement) that would constitute a Takeover Proposal.

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Section 5.22         Investigation.

(a)          The Company acknowledges and agrees that, except for the representations and warranties contained in this Agreement, Buyer does not make any other representations or give any other warranties, express or implied.

(b)          The Company acknowledges and agrees that in entering into this Agreement it has relied solely on its own investigation and the representations and warranties contained in this Agreement.

Article 6.
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 6.1           Organization of Buyer and Merger Sub; Due Authorization.

(a)          Each of Buyer and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of New York and Delaware, respectively, (ii) is duly licensed and qualified to conduct its business in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it requires such licensing or qualification, except where any such failures to be so qualified or licensed have not had, or are not reasonably likely to have, a material adverse effect on the ability of Buyer or Merger Sub to consummate the Transactions and (iii) holds all necessary corporate power and authority to own, license and operate its assets and properties, to conduct its business, to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Transactions. This Agreement and the consummation of the transactions contemplated hereby, the execution and delivery of this Agreement and the Ancillary Agreements by Buyer and Merger Sub, the performance by Buyer and Merger Sub of its obligations hereunder and thereunder and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of Buyer and Merger Sub, and no other proceedings on the part of Buyer and Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby.

(b)          Each of this Agreement and the Ancillary Agreements to which it is or will be a party has been or will be, as the case may be, duly executed and delivered by Buyer and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes or will constitute a legal, valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with their respective terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

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(c)          The board of directors of each of Buyer and Merger Sub has unanimously adopted resolutions, prior to entry thereto, approving this Agreement, the Stock Purchase Transaction, the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

Section 6.2          No Conflict. Assuming that all consents, approvals, authorizations and other actions, and all filings and notifications described or listed in Articles 9 and 10, have been obtained or made and any applicable waiting period under the HSR Act has expired or been terminated, neither the execution or delivery by Buyer or Merger Sub of this Agreement or any of the Ancillary Agreements, or the performance by Buyer or Merger Sub of its obligations under this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby will (a) result in any breach of any provision of each of Buyer’s and Merger Sub’s certificate of incorporation and by-laws, each as amended from time to time, (b) result in any breach of, require (with or without notice or lapse of time or both) any consent or notice or constitute a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, any contract or order or judgment to which Buyer or Merger Sub is a party or by which it or its assets are bound or (c) violate any applicable Legal Requirement, other than such breaches, defaults or violations that, in the case of clauses (b) through (c), have not had, or are not reasonably likely to have, a material adverse effect on the ability of Buyer or Merger Sub to consummate the Transactions.

Section 6.3           Governmental Consents. The execution and delivery of this Agreement by Buyer and Merger Sub does not, and the performance of this Agreement and the Ancillary Agreements by Buyer and Merger Sub will not, require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority other than (a) compliance with and filings under the HSR Act and (b) notices to the Reserve Bank of India with respect to the consummation of the Transactions.

Section 6.4          Financing of the Transactions. On the First Stage Closing Date (in respect of the Stock Purchase Transaction) and the Second Stage Closing Date (in respect of the Merger Transaction), Buyer will have, and will cause the Merger Sub to have, sufficient immediately available funds to pay, in cash, the Stock Purchase Price and the aggregate Cash Merger Consideration, respectively, and all other amounts payable by Buyer or Merger Sub pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to be paid by Buyer or the Merger Sub to consummate the transactions contemplated hereby and thereby.

Section 6.5          Litigation and Other Proceedings; Orders. As of the Signing Date, no litigation, regulation, or legislation shall be pending or, to Buyer’s knowledge, overtly threatened by a Third Party which seeks to enjoin, restrain, or prohibit Buyer or Merger Sub in respect of the consummation of the transactions contemplated hereby.

Section 6.6          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon or arising from arrangements made on behalf of Buyer and its Affiliates which would be payable by the Company.

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Section 6.7           Investigation.

(a)          Buyer acknowledges and agrees that it has made its own inquiry and investigation and has formed an independent judgment concerning the Company and the Common Shares; provided, that all of the representations, warranties, covenants and agreements of the Company contained in this Agreement or in any Ancillary Agreement shall survive (and not be affected in any respect by) the First Stage Closing until the Merger Effective Time and any investigation conducted by any party hereto and any information or knowledge which any party may have or receive.

(b)          In connection with Buyer’s investigation of the Company and the Common Shares, Buyer has received from the Company certain projections, forecasts and other planning and budget information for the Company. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Buyer will not assert any claim against the Company and its Affiliates and/or any of its directors, officers, employees or agents, respectively, or hold any such entities and/or Persons liable with respect thereto.

(c)          Buyer acknowledges and agrees that, except for the representations and warranties contained in this Agreement, the Company does not make any other representations or give any other warranties, express or implied.

(d)          Buyer acknowledges and agrees that in entering into this Agreement it has relied solely on its own investigation and the representations and warranties contained in this Agreement.

Article 7.
ADDITIONAL AGREEMENTS

Section 7.1           Stockholder’s Meeting.

The Company shall, in accordance with applicable Legal Requirements, Nasdaq regulations and the Company’s certificate of incorporation and by-laws, (i) duly call, give notice of, convene, obtain proxies for and hold an annual or special meeting of its stockholders for the purpose of considering and approving and adopting this Agreement, the Stock Purchase Transaction, the Merger Transaction and the other transactions contemplated by this Agreement and the Ancillary Agreements (including the Appointment) (regardless of whether (a) the board of directors of the Company (x) determines at any time that this Agreement, the Stock Purchase Transaction, the Merger Transaction or any of the other transactions contemplated by this Agreement or any Ancillary Agreement are no longer advisable, or (y) recommends that the Company’s stockholders reject this Agreement, the Stock Purchase Transaction, the Merger Transaction or any of the other transactions contemplated by this Agreement or any Ancillary Agreement or (b) any Company Adverse Recommendation Change occurs) as soon as practicable following the Signing Date (and, with respect to the giving of notice, in any event, within five (5) Business Days after the date of the clearance of the Proxy Statement by the SEC) (the “Company Stockholder Meeting”) and (ii) except to the extent expressly permitted to make a Company Adverse Recommendation Change pursuant to (and in compliance with) Section 8.3, include in the Proxy Statement (as defined below) the recommendation of the Company’s Board of Directors that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements (including the Appointment), including, without limitation, the Stock Purchase Transaction and the Merger Transaction, and use its reasonable best efforts to obtain such approval. Buyer, the Company and certain stockholders of the Company have entered into the Voting and Support Agreement, effective as of the Signing Date. The Company shall not postpone or adjourn the Company Stockholder Meeting except to the extent (i) Buyer has consented to such postponement or adjournment in writing, or (ii) the Company, acting in good faith after consulting with its outside legal counsel, determines that (a) such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholders Meeting, (b) (x) it will not receive proxies sufficient to obtain the Requisite Stockholder Approval, whether or not a quorum will be present, or (y) it will not have sufficient shares of capital stock of the Company represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, or (c) such postponement or adjournment is required to comply with applicable Legal Requirements; provided, that in the case of any postponement or adjournment under clause (ii) above, the date of the Company Stockholder Meeting shall not be postponed or adjourned by more than an aggregate of 15 calendar days other than with Buyer’s prior written consent.

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Section 7.2           Proxy Statement.

The Company shall file (as promptly as practicable (and in any event within twenty (20) Business Days) following the Signing Date) a proxy statement for the Company Stockholder Meeting with the SEC under the Exchange Act (the “Proxy Statement”), and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. The Company shall cause the Proxy Statement to comply in all material respects with the rules and regulations promulgated by the SEC. Buyer, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Buyer promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Buyer and its counsel the opportunity to review the Proxy Statement prior to each filing of any version thereof (including, for the avoidance of doubt, any preliminary version thereof) with the SEC and shall give Buyer and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company shall incorporate all comments to any version of the Proxy Statement reasonably proposed by Buyer, Merger Sub or their counsel, and shall not file any version thereof with the SEC without the prior written consent of Buyer, Merger Sub or their counsel (such consent not to be unreasonably withheld). Each of the Company, Buyer and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Common Shares entitled to vote at the Company Stockholder Meeting at the earliest practicable time. All filings by the Company with the SEC in connection with the Transactions, and all mailings by the Company to its stockholders (in addition to the Proxy Statement) in connection with the Transactions, shall be subject to the same review and comment procedures as set forth in this Section 7.2. Each of Buyer and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the approval of this Agreement by the Company Stockholder Meeting, any information relating to the Company or any of its Affiliates, directors or officers is discovered by the Company, or any information relating to Buyer or Merger Sub or any of their respective Affiliates, directors or officers is discovered by Buyer, and such information is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and (subject to the comment and review procedures set forth above in this Section 7.2) an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by law, disseminated to the Company’s stockholders.

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Article 8.
COVENANTS OF THE PARTIES

Section 8.1           Conduct of Business of the Company. The Company shall, during the period from the Signing Date until the Merger Effective Time, except as expressly required by this Agreement or by applicable Legal Requirements or with the prior written consent of Buyer (in Buyer’s sole discretion), (i) conduct its business in the ordinary course of business consistent with past practice, (ii) fully comply with its covenants and obligations under any Contract to which it is a party, including the Revogenex License and the Manufacturing Agreement, and enforce its rights thereunder, (iii) use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and employees, to preserve its present goodwill and satisfactory relationships with Governmental Authorities, suppliers, licensors, and other Persons having business relationships with it, (iv) comply with the Budget (provided that solely for purposes of this clause (iv), in any year covered by the Budget, the Company may spend between 90% and 110% of the aggregate amount of spending specified for such year in the Budget), and (v) take the actions set forth on Schedule 8.1(v). Without limiting the generality of the foregoing, between the Signing Date and the Merger Effective Time, except as expressly required by this Agreement or by applicable Legal Requirements, the Company shall not, without the prior written consent of Buyer (in Buyer’s sole discretion):

(a)          amend or propose to amend its certificate of incorporation (including any certificate of designations) or by-laws;

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(b)          establish any Subsidiary or enter into any new line of business or division;

(c)          (i) split, combine, or reclassify any Company Securities or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, any Company Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, directly or indirectly, any Company Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any contract with respect to the voting of, the Company Securities;

(d)          issue, offer, sell, pledge, dispose of, or encumber any Company Securities, other than (i) issue Common Shares upon the exercise of any equity award granted as of the Signing Date under any Company Plan outstanding as of the Signing Date in accordance with its terms, (ii) issue Common Shares immediately prior to the Merger Effective Time upon the exercise of any equity award in accordance with Section 8.7(c)(1) or (iii) issue Common Shares upon exercise of any warrant that is outstanding as of the Signing Date and that is disclosed on Schedule 5.3 hereto;

(e)          accelerate or waive any restrictions pertaining to the vesting of any equity awards under any Company Plan;

(f)          except as required by applicable Legal Requirement or by any Company Employee Plan or Company Contract in effect as of the Signing Date (i) increase the compensation payable or that could become payable by the Company to directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Legal Requirement, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(g)          acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof;

(h)          merge or consolidate with any other Person, adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization (other than the Merger Transaction), or commence or file any petition seeking liquidation, protection or other relief under any U.S. federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official;

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(i)          transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Encumbrance, any Company Assets;

(j)          incur, assume or otherwise become directly or indirectly liable for, or modify, any Indebtedness other than trade account payables incurred in the ordinary course of business consistent with past practice, or lend any money to any director, officer or employee of the Company;

(k)          (i) renew or extend, amend or modify, or waive any rights under, any Company Contract in any material respect, or consent to or initiate the termination of any Company Contract (provided, however, that no renewal or extension, amendment or modification, termination of, or waiver of any rights under the Revogenex License, the Manufacturing Agreement or the Company Contracts listed on Schedule 8.1(k) shall be made without Buyer’s prior written consent (in Buyer’s sole discretion)) or (ii) enter into any Company Contract, it being agreed that in connection with this Section 8.1(k), the Company shall provide a copy of any renewal or extension of, amendment or modification to, termination of, or waiver of any rights under, or entry into, any Company Contract within two days after the execution thereof;

(l)          institute, settle, waive its rights under or compromise any Proceeding other than (i) any Proceeding brought by the Company against Buyer or Merger Sub arising out of a breach or alleged breach of this Agreement by Buyer or Merger Sub, (ii) the settlement of claims, liabilities, or obligations reserved against in the Financial Statements, and (iii) Proceedings involving the payment by the Company of an amount less than or equal to $100,000 in the aggregate; provided, that without the prior written consent of Buyer, the Company shall not settle or agree to settle any Proceeding (i) which involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company or its business, or that involves the admission of wrongdoing by the Company or (ii) relating to the Revogenex License Assets or any Manufacturing Agreement Assets or otherwise involving Revogenex, Polpharma or Fortress;

(m)          make any change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Legal Requirement;

(n)          (i) settle or compromise any Tax claim, audit, or assessment for an amount in excess of the amount reserved or accrued in the Financial Statements, (ii) make or change any Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any Tax Returns or file claims for Tax refunds, or (iv) enter into any closing agreement, surrender in writing any right to claim a Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;

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(o)          enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(p)          except in connection with actions permitted by Section 8.3 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to the Company with respect to a Takeover Proposal or otherwise, including the restrictions on “business combinations” set forth in Section 203 of the DGCL, except for Buyer, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(q)          abandon, allow to lapse, sell, assign, transfer, grant any security interest in, otherwise encumber or dispose of any Company Intellectual Property, or grant any right or license to any Company Intellectual Property;

(r)          terminate or modify in any respect, or fail to exercise renewal rights with respect to, any insurance policy;

(s)          take any action that would cause the representations and warranties in Section 5.15(g) or Section 5.15(h) to be inaccurate disregarding any disclosure contained in and SEC Documents filed from and after the Signing Date;

(t)          disclose to another Person, or facilitate the use or transfer by or to another Person, of any Investigational New Drug, NDA, “regulatory documents”, “essential documents” or any amendments thereto, any data or information contained in the files submitted to the FDA, or any other information or data, in each case, related to the Product or improvements thereon; or

(u)          agree or commit to do any of the foregoing.

Section 8.2          Access to Information Prior to the Second Stage Closing Date. From the Signing Date until the Second Stage Closing Date, the Company will, and will cause its officers, employees, independent public accountants and other representatives, (i) to afford Buyer, its Affiliates and their representatives reasonable access, to the officers, employees, agents, offices, other facilities, properties, data and books and records of the Company, including financial and accounting information and working papers that Buyer may from time to time reasonably request and (ii) to furnish, as promptly as practicable, to Buyer, its Affiliates and their representatives such additional information regarding the Company as Buyer, its Affiliates and their representatives may from time to time reasonably request; provided, however, that such access will be provided upon reasonable notice, during normal business hours, and in a manner that will not unreasonably interfere with the conduct of the business of the Company. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to disclose any information to Buyer if such disclosure would (i) invalidate any attorney-client privilege or (ii) contravene any applicable Legal Requirement or fiduciary duty. The Company acknowledges that Buyer may be subject to obligations under Legal Requirements, including obligations under the federal Physician Payments Sunshine Act and similar Legal Requirements relating to payments and gifts made to healthcare practitioners and Legal Requirements relating to fraud and abuse such as the False Claims Act, Anti-Kick Back Statute, Physician Self-Referral Law (Stark law), the Exclusion Provisions and the Civil Monetary Penalties Law, and that Buyer may require the Company’s support and cooperation to comply with such statutory obligations. The Company hereby agrees to reasonably cooperate with Buyer and to take all actions necessary, including providing information, to enable Buyer to comply with such obligations. No investigation pursuant to this Section 8.2 or information provided, made available or delivered pursuant to this Section 8.2 or otherwise, or any knowledge that any Person may have shall affect any representations or warranties or conditions or rights contained in this Agreement or any Ancillary Agreement.

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Section 8.3           No Solicitation.

(a)          The Company shall not (and shall cause its Affiliates not to), and shall not authorize or permit its directors, officers, employees, agents, advisors, legal counsel, investment bankers and other representatives (the foregoing Persons are referred to herein as “Representatives”) to, and shall instruct each of its Representatives not to, directly or indirectly, (x) solicit, initiate, or knowingly facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or (y) subject to Section 8.3(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company to, afford access to the business, properties, assets, books, or records of the Company to, or knowingly assist, participate in, facilitate, or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal; (ii) (A) amend or grant any waiver under any standstill or similar agreement with the party providing such Takeover Proposal with respect to the applicable class of equity securities of the Company, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Except as expressly permitted by Section 8.3(d), the Board of Directors of the Company shall not effect a Company Adverse Recommendation Change. The Company shall (and shall cause its Affiliates to) cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, and shall instruct each such Representatives to terminate, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the Signing Date with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such third party (and the Affiliates and Representatives of the Company or its Affiliates) in possession of non-public information in respect of the Company that was furnished by or on behalf of the Company to return or destroy (and confirm destruction of) all such information.

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(b)          Notwithstanding Section 8.3(a), prior to the Requisite Stockholder Approval, the Board of Directors of the Company, directly or indirectly through any Representative, may, subject to Sections 8.3(c) and (d): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, constitutes or could reasonably be expected to result in a Superior Proposal; and (ii) thereafter furnish to such third party non-public information relating to the Company (provided, that the Company shall, substantially concurrently with the delivery to such Person, provide to Buyer any non-public information concerning the Company that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Buyer) pursuant to an executed confidentiality and standstill agreement (a copy of which confidentiality and standstill agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Buyer) no less favorable to the Company than the Confidentiality Agreement, but in each case referred to in the foregoing clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with its outside legal counsel and independent financial advisor, that the failure to take such action in connection with such written (and not withdrawn) Takeover Proposal would reasonably be expected to result in the Company Board to be in breach of its fiduciary duties under applicable Legal Requirements (and with such activities to be terminated immediately in connection with any withdrawal of such Takeover Proposal or, in the case of any changes to such Takeover Proposal, if such changes would have not led to such determination had those changes been in effect at the time of the original determination). Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would reasonably be expected to result in a violation of applicable Legal Requirements. If any disclosure or other action pursuant to the preceding sentence of this Section 8.3(b) includes or has the substantive effect of a Company Adverse Recommendation Change, it shall be deemed to be a Company Adverse Recommendation Change (and subject to the obligations with respect thereto) for all purposes under this Agreement.

(c)          The Company Board shall not take any of the actions referred to in clauses (i) or (ii) of Section 8.3(b) unless the Company shall have delivered to Buyer a prior written notice advising Buyer that it intends to take such action. The Company shall notify Buyer promptly (but in no event later than 24 hours) after it (or any of its Representatives) receives any Takeover Proposal, any inquiry that could reasonably be expected to lead to a Takeover Proposal, or any request for non-public information relating to the Company or for access to the business, properties, assets, books, or records of the Company by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of (along with the latest draft of the proposed Takeover Proposal agreement and all other related documents with respect to such Takeover Proposal), any such Takeover Proposal, indication or request. The Company shall keep Buyer fully informed, on a current basis (and in any event with material updates within twenty-four (24) hours), of the status and material terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Buyer with at least 48 hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board, but in no event less than 24 hours prior notice) at which the Company Board is reasonably expected to consider any Takeover Proposal. The Company shall promptly provide Buyer with a list of any non-public information concerning the Company’s business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Buyer, copies of such information.

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(d)          Except as expressly permitted by this Section 8.3(d), the Company Board shall not effect a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement. At any time prior to the receipt of the Requisite Stockholder Approval, subject to the Company having complied with Sections 7.1, 7.2 and 8.3 in all respects, the Company Board may effect a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement, if: (i) the Company promptly notifies Buyer, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to effect a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement and any related documents (which version(s) shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal (taking into account any termination fee and expense reimbursement provisions applicable, including the Termination Fee), if Buyer, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least five Business Days remain in the Superior Proposal Notice Period subsequent to the time the Company notifies Buyer of any such material revision (it being understood that there may be multiple extensions)); (iv) the Company Board determines in good faith, after consulting with its outside legal counsel and independent financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Buyer during the Superior Proposal Notice Period in the terms and conditions of this Agreement; and (v) prior to or simultaneously with entering into any Company Acquisition Agreement, the Company shall have terminated this Agreement in accordance with Section 9.5(b) and paid the Termination Fee to Buyer.

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Section 8.4           Further Action.

(a)          During the period between the Signing Date and the Second Stage Closing Date, each of the parties to this Agreement, subject to Section 8.3, will use all commercially reasonable efforts to take, or to cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements, satisfy the conditions precedent contained herein for the benefit of the other parties hereto and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including to use their commercially reasonable efforts to obtain all requisite consents of or waivers from Third Parties.

(b)          To the extent that the execution or delivery by the Company of this Agreement or any of the Ancillary Agreements, or the performance by the Company of its obligations under this Agreement or any of the Ancillary Agreements, or the consummation of the Stock Purchase Transaction, the Merger or any other transaction contemplated hereby or thereby causes or would cause a breach of any Company Contract, permit or right or gives any Person other than the Company the ability to terminate any such Company Contract, permit or right, the Company shall use reasonable commercial efforts to obtain as promptly as practicable the consent of any Third Parties required to prevent or cure such breach or termination.

Section 8.5           Regulatory and Other Authorizations.

(a)          Subject to the following sentence with respect to filings under the HSR Act, the Company and Buyer will (i) use their reasonable best efforts to obtain as promptly as reasonably practicable all authorizations, consents, orders, actions and approvals, and to make all filings with and to give all notices to all Governmental Authorities required to consummate the transactions contemplated by this Agreement, (ii) cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders, actions and approvals and to make all such filings and give such notices and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection therewith. Following the First Stage Closing, each party hereto agrees to make, upon the earlier of (A) January 1, 2021, and (B) the satisfaction of the conditions set forth in Section 10.3(a), any required filings under the HSR Act with respect to the Merger Transaction and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any information and documentary material that may be reasonably requested in connection with such HSR Act filings. Each of the Company and Buyer will pay half of any fees associated with any filings under the HSR Act in connection with this Agreement. The Company will pay all fees or make other payments provided for under Legal Requirements to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.

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(b)          Notwithstanding anything herein to the contrary, neither Buyer nor any of its Affiliates shall be required to avoid or eliminate any impediment under any antitrust, competition or trade regulation Legal Requirement that may be asserted by any antitrust or competition Governmental Authority in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, including (i) negotiating, committing to and effecting by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of the assets, properties or businesses of Buyer or its Affiliates (or after the Second Stage Closing, the Company), or (ii) entering into such other arrangements as are necessary in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement.

(c)          The Company and Buyer will each promptly notify the other party of any communication that it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit, when practicable, the other party to review in advance any proposed communication by such party (or the Company) to any Governmental Authority. Neither the Company nor Buyer will agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation, or other inquiry until it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. The Company and Buyer will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The Company and Buyer will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (w) to remove references concerning the valuation of the Common Shares or the business of the Company, (x) as necessary to comply with contractual arrangements, (y) as necessary to address reasonable privilege or confidentiality concerns and (z) as necessary to address competitive or regulatory concerns; however, both parties shall assess on a case-by-case basis in good faith whether the redacted information may be exchanged between outside competition counsel for the purpose of any merger control proceedings.

(d)          Buyer and the Company will, or will cause their respective Affiliates to, notify their respective employees in respect of whom notification is required under applicable Legal Requirements or by contract of the transactions contemplated by this Agreement and the Ancillary Agreements.

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(e)          The Company shall use its reasonable best efforts to prepare the material required to file an NDA for the Product with the FDA as promptly as reasonably practicable, and obtain FDA approval for the Product as promptly as reasonably practicable. The Company shall keep Buyer informed about the status and activities with respect to the development of the Product, and the Company will consider Buyer’s input with respect to the forgoing in good faith. The Company shall (i) provide Buyer with advance notice of the Company’s intent to submit an NDA, any amendment thereto, or any other filing or written communication with any Healthcare Regulatory Authority (the “HRA Communications”), (ii) provide Buyer with copies of any draft HRA Communications prior to submission to the applicable Healthcare Regulatory Authority, and (iii) grant Buyer with reasonable opportunity to review and comment on such HRA Communications, which comments will be considered and addressed in good faith by the Company.

(f)          Prior to the filing of the NDA with the FDA, the Company shall schedule a pre-NDA meeting with the FDA (the “FDA Meeting”) with respect to the Product. Buyer’s Representatives shall be allowed to participate in the FDA Meeting. At least thirty (30) days prior to the FDA Meeting, but in no event less than ten (10) days prior to submission of the briefing materials, the Company shall provide Buyer with draft briefing materials that the Company intends to submit to the FDA for the FDA Meeting and shall provide Buyer with the opportunity to comment on such briefing materials, which comments will be considered and addressed in good faith by the Company. The Company shall provide Buyer with a copy of the final minutes for the FDA Meeting (the “FDA Minutes”) within two (2) Business Days following the Company’s receipt of the FDA Minutes from the FDA.

Section 8.6           Notifications. Until the First Stage Closing or the Second Stage Closing, as applicable, each party hereto will promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions for the benefit of such other party set forth in Article 9 or Article 10, as applicable, of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.6 will not limit or otherwise affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 8.7           Limitation on Purchases and Sales of Common Shares.

(a)          Except as provided in Section 8.7(b), except for the First Stage Shares, and except with regard to Buyer’s rights under the Registration Rights Agreement, from the period beginning on the Signing Date until the Second Stage Closing Date (the “Lockup Period”), neither the Company nor Buyer shall issue (in the case of the Company), buy, sell or otherwise subject to a security interest, pledge, hypothecation, mortgage or lien, (or enter into any hedging arrangement or derivative transaction with respect to) any Common Shares (or any other shares of the Company), nor shall either of them register, request registration of or take any action to begin the process of registering Common Shares for sale pursuant to a registration statement filed with the SEC.

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(b)          Subject to Buyer’s consent, which may be withheld at Buyer’s sole discretion, the Company shall be allowed to sell, in a private placement or pursuant to a registration statement filed with the SEC, Common Shares in an aggregate amount not to exceed $7.0 million during the Lockup Period.

(c)          The restrictions in Section 8.7(a) shall not apply to:

(1)         the grant after the First Stage Closing of equity awards set forth on Schedule 8.7(c) to the individuals set forth therein; provided that the vesting of such grants shall be contingent and subject to the consummation of the Second Stage Closing, that such grants shall be subject to forfeiture in case this Agreement is terminated and that such forfeiture requirement shall survive the termination of this Agreement (unless Buyer shall have consented thereto (in Buyer’s sole discretion));

(2)         the issuance of Common Shares as permitted by Section 8.1(d);

(3)         transfers of Common Shares to the Company as forfeitures to satisfy tax withholding and remittance obligations of the applicable stockholder in connection with the vesting or exercise of equity awards granted pursuant to any Company Plan, or pursuant to a net exercise or cashless exercise by the applicable stockholder of outstanding equity awards pursuant to any Company Plan;

(4)         transfers of any equity of the Company by any Person (other than the Company) to an Affiliate of such Person; and

(5)         the transfer of any equity of the Company by gift, by will or intestate succession, or pursuant to a court approved divorce settlement.

Section 8.8           Standstill.

(a)          From the period beginning on the Signing Date until the Second Stage Closing Date, or earlier termination of this Agreement, other than to the extent contemplated or permitted by this Agreement or the Ancillary Agreements or upon the Company’s written consent or request, Buyer shall not, and shall cause each of its Affiliates not to:

(1)         acquire, offer or propose to acquire, or agree to acquire directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act), any Common Shares;

(2)         effect or seek, offer or propose (whether publicly or otherwise) or enter into an agreement to effect, or cause or participate in or in any way assist any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, any tender or exchange offer, merger or other business combination involving the Company or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company;

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(3)         (a) make, engage or in any way participate in, directly or indirectly, any “solicitation” (as such term is used in the proxy rules of the SEC) of proxies or consents with respect to the Common Shares (whether or not relating to the election or removal of directors), (b) seek to advise, encourage or influence any Person with respect to the voting of any Common Shares in opposition to the recommendation of the Company’s Board of Directors with respect to any matter, (c) initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) under the Exchange Act, or, if amended, as amended and in effect at the time in question) the Company’s stockholders for the approval of any stockholder proposal, regardless of its purpose and whether made pursuant to Rule 14a-8 or Rule 14a-4 under the Exchange Act or otherwise, (d) induce or attempt to induce any other Person to initiate any such stockholder proposal, or (e) otherwise communicate or seek to communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(4)         call or seek to call, directly or indirectly, any special meeting of stockholders of the Company for purposes of approving any transaction other than the Stock Purchase Transaction, the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement, or seek, request, or take any action to obtain or retain, directly or indirectly, any list of holders of the Common Shares or other securities of the Company other than for the aforementioned purpose;

(5)         form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Shares, other than a “group” that includes the Company’s stockholders and their Affiliates with respect to actions specifically required or permitted by this Agreement;

(6)         deposit any Common Shares in any voting trust or subject any Common Shares to any arrangement or agreement with respect to the voting of the Common Shares;

(7)         seek, alone or in concert with others, election or appointment to, or representation on, or nominate or propose the nomination of any candidate to, the Company Board or seek any change in the composition of the Company Board or management of the Company, including any plans or proposals to change the number or term of directors, to remove any director or to fill any vacancies on the Company Board, in each case other than as expressly required or permitted by this Agreement or any Ancillary Agreement; or

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(8)         initiate, solicit, assist, facilitate, finance, or encourage or otherwise participate in the taking of any of the foregoing actions by any other Person or enter into any discussions, negotiations, arrangements or understandings with any other Person with respect to any of the foregoing actions.

(b)          Notwithstanding anything to the contrary, this Section 8.8 shall not apply to any investments made by investment funds in which Buyer may hold an interest from time to time or to directors, officers, employees, representatives or shareholders of Buyer in their personal capacity.

(c)          The restrictions set forth in Section 8.8(a) shall terminate automatically if: (i) a Company Adverse Recommendation Change occurs, (ii) the Company enters into a Company Acquisition Agreement, (iii) the Company Board resolves to engage in a formal process which is intended to result in a Company Acquisition Agreement, (iv) a tender offer or exchange offer that is a Takeover Proposal is made for securities of the Company and the Company Board either accepts such offer, fails to recommend that its stockholders reject such offer, or fails to reaffirm (publicly if requested by Buyer) the Company Board Recommendation, within ten Business Days from the date of commencement of such offer, or (v) a person or “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 as amended) enters into an agreement or commences a proxy solicitation in which the person or “group” would if successful elect or acquire the ability to elect a majority of the members of the Company Board.

Section 8.9           Directors’ and Officers’ Indemnification and Insurance.

(a)          Buyer and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Merger Effective Time, an officer or director of the Company (each an “Indemnified Party”) as provided in the certificate of incorporation (including any certificate of designations) or by-laws of the Company, in each case as in effect on the Signing Date, or pursuant to any other contracts in effect on the date hereof, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Merger Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b)          For six years after the Merger Effective Time, to the fullest extent permitted under applicable law, Buyer and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend, and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments, and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Merger Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments, and fines as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Legal Requirements; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

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(c)          The Surviving Corporation shall, and Buyer shall cause the Surviving Corporation to: (i) maintain in effect for a period of six years after the Merger Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Merger Effective Time (provided, that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof); or (ii) obtain as of the Merger Effective Time “tail” insurance policies with a claims period of six years from the Merger Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Merger Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200 percent of the last annual premium paid by the Company for such insurance prior to the Signing Date, which amount is determined in accordance with Schedule 8.9 (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Buyer will cause the Surviving Corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(d)          The obligations of Buyer and the Surviving Corporation under this Section 8.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 8.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 8.9 applies shall be third party beneficiaries of this Section 8.9, each of whom may enforce the provisions of this Section 8.9).

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(e)          In the event Buyer, the Surviving Corporation or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.9. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to applicable Legal Requirements, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 8.9 is not prior to, or in substitution for, any such claims under any such policies.

Section 8.10        Contingent Value Rights Agreement; Registration Rights Agreement; General Release. The Company shall fully execute and deliver, and shall use its reasonable efforts to cause the other parties thereto to execute and deliver, the Contingent Value Rights Agreement on or prior to the Second Stage Closing. The Company shall coordinate with Buyer, sufficiently in advance of the Second Stage Closing, to find a reasonably suitable Rights Agent with respect to the Contingent Value Rights Agreement, and shall cooperate with Buyer to finalize the Contingent Value Rights Agreement and have it fully executed and delivered on or prior to the Second Stage Closing. The Company shall fully execute and deliver the Registration Rights Agreement on or prior to the First Stage Closing. The Company shall fully execute and deliver the General Release to Fortress at the Second Stage Closing.

Section 8.11        Deregistration; Stock Exchange Delisting. Prior to the Merger Effective Time, the Company shall cooperate with Buyer and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements and rules and policies of Nasdaq to cause the delisting of the Common Shares from Nasdaq as promptly as practicable after the Merger Effective Time and deregistration of the Common Shares under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Common Shares to be delisted from Nasdaq prior to the Merger Effective Time.

Section 8.12        Section 16 Compliance. Prior to the Merger Effective Time, Buyer, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated in this Agreement and any other dispositions of the Company Securities by each individual (including directors by deputization) who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.13        Notification of Stockholder Litigation. The Company shall promptly (and in any event within 24 hours) notify Buyer of actions, suits, claims, governmental investigations or other Proceedings instituted or threatened in writing against the Company or any of its directors, officers or Affiliates, including by any stockholder of the Company, before any court or governmental entity, relating to or involving or otherwise affecting the Company or any of the Company’s Affiliates, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or relating to this Agreement or the transactions contemplated hereby, or seeking damages or discovery in connection with such transactions (the “Stockholder Litigation”). Buyer shall have the right to participate in the defense of any such Stockholder Litigation. The Company shall keep Buyer informed on a timely basis and in detail of the status of such Stockholder Litigation, and shall provide Buyer with copies of agreements and such other information and documentation relating thereto as shall be reasonably necessary or proper to allow Buyer to monitor the progress of such Stockholder Litigation. The Company shall consult with Buyer regarding the defense of any such Stockholder Litigation, and the Company may not settle, compromise, come to an arrangement regarding or cease defending against (or agree or consent to any of the foregoing with respect to) any such Stockholder Litigation without the prior written consent of Buyer.

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Section 8.14        Product Development. The Company shall pursue the development and approval of the Product, including in accordance with the Revogenex License. The Company shall promptly inform Buyer of any written communications it receives in connection with the Revogenex License, including from Revogenex Ireland Limited or any of its Affiliates, or the Manufacturing Agreement, including from Polpharma or any of its Affiliates, and promptly provide Buyer with copies of any such communications. Without limiting the foregoing, the Company shall promptly notify Buyer (and in any event within 24 hours) of any Proceeding relating to, involving or otherwise affecting the Revogenex License or the Manufacturing Agreement. Buyer shall have the right to participate in the defense of any such Proceeding. The Company shall keep Buyer informed on a timely basis and in detail of the status of such Proceeding, and shall provide Buyer with copies of agreements and such other information and documentation relating thereto as shall be reasonably necessary or proper to allow Buyer to monitor the progress of such Proceeding. The Company shall consult with Buyer regarding the defense of any such Proceeding, and the Company may not settle, compromise, come to an arrangement regarding or cease defending against (or agree or consent to any of the foregoing with respect to) any such Proceeding without the prior written consent of Buyer. In addition, the Company shall use its reasonable best efforts to achieve the goals set forth on Schedule 8.14.

Article 9.
CONDITIONS PRECEDENT, WAIVER, AND TERMINATION PROVISIONS
OF THE STOCK PURCHASE TRANSACTION

Section 9.1           Conditions Precedent to Performance of the Parties. The obligations of the parties to consummate the Stock Purchase Transaction are subject to fulfillment, at or prior to the First Stage Closing, of each of the following conditions:

(a)          Requisite Stockholder Approval: The Requisite Stockholder Approval shall have been obtained.

(b)          No Order: No Governmental Authority will have enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order that is in effect and has the effect of making the Stock Purchase Transaction illegal or otherwise restraining or prohibiting its consummation.

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Section 9.2           Conditions Precedent to Performance of the Company. The obligations of the Company to consummate the Stock Purchase Transaction will be subject to the fulfillment or written waiver, at or prior to the First Stage Closing, of the following conditions:

(a)          Agreements and Covenants: The agreements and covenants contained in this Agreement and the Ancillary Agreements to be complied with by Buyer on or before the First Stage Closing will have been complied with in all material respects; and

(b)          Accuracy of Representations and Warranties: The representations and warranties of Buyer contained in Article 6 shall be true and correct in all material respects as of the Signing Date and as of the First Stage Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

Section 9.3          Conditions Precedent to Performance of Buyer. The obligations of Buyer to consummate the Stock Purchase Transaction will be subject to the fulfillment or written waiver, at or prior to the First Stage Closing, of the following conditions:

(a)          The Non-Affiliate Stockholder Approval shall have been obtained;

(b)          Agreements and Covenants: The agreements and covenants contained in this Agreement and the Ancillary Agreements to be complied with (other than those to be performed by Buyer) on or before the First Stage Closing will have been complied with in all material respects;

(c)          Material Adverse Effect: No Material Adverse Effect shall have occurred through and including the First Stage Closing Date;

(d)          Accuracy of Representations and Warranties: (x) the representations and warranties of the Company contained in Sections 5.1, 5.2, 5.3, 5.19 and 5.20 shall be true and correct in all respects as of the Signing Date and as of the First Stage Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (y) the representations and warranties of the Company contained in Sections 5.14 and 5.17 shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect, or any similar standard or qualification) in all material respects as of the Signing Date and as of the First Stage Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (z) the representations and warranties of the Company in Sections 5.4 through 5.13, 5.15, 5.16, 5.18 and Sections 5.21 and 5.22 shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect, or any similar standard or qualification) as of the Signing Date and as of the First Stage Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of the foregoing clause (z) where the failure of such representations and warranties to be so true and correct has not had, or is not reasonably likely to have, a Material Adverse Effect;

(e)          Registration Rights Agreement: The Registration Rights Agreement attached hereto as Exhibit O (the “Registration Rights Agreement”) shall have been fully executed by all of the parties thereto and delivered to Buyer;

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(f)          The Ancillary Agreements containing rights or obligations surviving the First Stage Closing shall be in full force and effect;

(g)          The Revogenex License shall be in full force and effect, and there shall not have occurred any event that, with or without notice or lapse of time or both, would permit Revogenex Ireland Limited (or any successor, Affiliate, assignee or transferee thereof) to terminate the Revogenex License or any rights of the Company thereunder;

(h)          The Manufacturing Agreement shall be in full force and effect, and there shall not have occurred any event that, with or without notice or lapse of time or both, would permit Polpharma (or any successor, Affiliate, assignee or transferee thereof) to terminate the Manufacturing Agreement or any rights of the Company thereunder;

(i)          The Buyer Directors (as defined in the Stockholders Agreement) shall have been appointed to the Company Board effective as of the First Stage Closing;

(j)          Each Company Warrant shall have been (i) exercised and converted into Common Shares and cancelled without Liability to the Company in accordance with Section 4.7(d) or (ii) amended in accordance with Section 4.7(d) and such amendment shall be in full force and effect; and

(k)          Dissenting Shares: The Dissenting Shares shall not exceed 5% of the Common Shares issued and outstanding on the Signing Date.

Section 9.4           Waiver; Determination of Satisfaction of Conditions. The Company may waive any or all of the conditions set forth in Section 9.2, and Buyer may waive any or all of the conditions set forth in Section 9.3, but neither the Company nor Buyer may waive the conditions set forth in Section 9.1.

Section 9.5           Termination Prior to the First Stage Closing.

(a)          This Agreement may be terminated at any time prior to the First Stage Closing:

(1)         by either the Company or Buyer if the First Stage Closing has not occurred by June 30, 2019; provided, however, that the right to terminate this Agreement under this Section 9.5(a)(1) will not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the First Stage Closing to occur by June 30, 2019;

(2)         by either the Company or Buyer in the event that any Governmental Authority has enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order, restraining, enjoining or otherwise prohibiting the Stock Purchase Transaction that will have become final and non-appealable;

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(3)         by Buyer if either the Requisite Stockholder Approval or the Non-Affiliate Stockholder Approval is not obtained at the Company Stockholder Meeting;

(4)         by the mutual written consent of the Company and Buyer; or

(5)         by either Buyer or the Company, if an Event of Insolvency occurs with respect to the other party.

(b)          This Agreement may be terminated by the Company at any time prior to the Requisite Stockholder Approval being obtained at the Company Stockholder Meeting in connection with entering into a Company Acquisition Agreement with respect to a Superior Proposal if and only if (i) the Company complied with Section 8.3 in all respects, (ii) the Company has paid the Termination Fee to Buyer prior to or simultaneously with such termination and (iii) the Company enters into the Company Acquisition Agreement with respect to such Superior Proposal concurrently with such termination. For purposes of this Agreement, “Superior Proposal” means a bona fide written proposal made by a third party to acquire, directly or indirectly, all of the Company Securities then outstanding or all or substantially all of the assets of the Company, which, taking into account all legal, financial, regulatory, financing, conditionality, timing and other aspects of such proposal (including any termination fee and expense reimbursement provisions applicable, including the Termination Fee), satisfies all of the following requirements: (i) such Superior Proposal is reasonably expected by the Company Board to be consummated on the terms proposed, (ii) to the extent financing is required, such financing is then fully committed by creditworthy financial institutions of nationally recognized reputation and (iii) such Superior Proposal is on terms that the Company Board determines in its good faith judgment (based on the advice of the Company’s outside legal counsel and independent financial advisor) to be more favorable to the Company and the holders of the Common Shares from a financial point of view than the Transactions (taking into account any proposed revisions or adjustments by Buyer in accordance with Section 8.3(d)).

(c)          This Agreement may be terminated by Buyer at any time prior to the Requisite Stockholder Approval or the Non-Affiliate Stockholder Approval, if (i) a Company Adverse Recommendation Change shall have occurred; or (ii) the Company shall have breached or failed to perform in any respect any of its covenants and agreements set forth in Sections 7.1, 7.2 or 8.3 (other than, individually or in the aggregate, insignificant breaches of Sections 7.1, 7.2 or 8.3(a)-(c)).

(d)          This Agreement may be terminated by Buyer at any time prior to the First Stage Closing if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the First Stage Closing set forth in Section 9.3(b) or Section 9.3(c), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by June 30, 2019; provided that Buyer shall have given the Company at least 30 days written notice prior to such termination stating Buyer’s intention to terminate this Agreement pursuant to this Section 9.5(d); provided further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.5(d) if Buyer or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

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(e)          In the event of termination of this Agreement under Section 9.5(a) by written notice to the other party, this Agreement will become void and there will be no liability on the part of either party to this Agreement except (i) that Sections 2.1, 9.5(e), 9.6 and 12 will survive any termination of this Agreement and (ii) to the extent that such termination results from the willful breach by a party of any of its representations and warranties contained in this Agreement, or from the breach by a party of any of its covenants or agreements set forth in this Agreement.

Section 9.6           Fees and Expenses Following Termination.

(a)          In the event that this Agreement is terminated by (1) Buyer or the Company pursuant to Section 9.5(a)(1), only if at such time the Company has failed to hold the Company Stockholder Meeting and Buyer is not in breach of its obligations under Section 8.5 (other than, individually or in the aggregate, any insignificant breaches thereof) or (2) Buyer pursuant to Section 9.5(d), then, in either case, the Company shall pay to Buyer the Termination Fee within two (2) Business Days of such termination. In the event that this Agreement is terminated and a bona fide Takeover Proposal shall have been publicly disclosed or privately made to the Company Board after the date hereof and not clearly withdrawn or terminated in good faith prior to the Company Stockholder Meeting (in the case of termination pursuant to Section 9.5(a)(3)), prior to the termination date (in the case of termination pursuant to Section 9.5(a)(1)) or prior to the breach giving rise to the right of termination (in the case of termination pursuant to Section 9.5(d)) then, in any case, the Company shall pay to Buyer the Termination Fee within two (2) Business Days of such termination. In the event that this Agreement is terminated and within 12 months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Takeover Proposal or consummates the transactions contemplated by any Takeover Proposal (provided that for purposes of this sentence, the references to “15%” in the definition of Takeover Proposal shall be deemed to be references to “50%”), then the Company shall pay to Buyer the Termination Fee on the date of entry into such agreement or, if earlier, consummation of such Takeover Proposal.

(b)          In the event that this Agreement is terminated by Buyer solely pursuant to Section 9.5(a)(3), then the Company shall reimburse Buyer for up to $500,000 in Buyer’s and its Affiliates’ documented aggregate out-of-pocket costs, fees and expenses incurred in connection with the Transactions (including the fees of outside counsel and other advisors, and whether incurred before or after the date of this Agreement and including costs, fees and expenses incurred in connection with the investigation, structuring, negotiation, due diligence, and financial, operating, legal and other analysis with respect to the Transactions); provided, that any such amounts paid by the Company pursuant to this Section 9.6(b) shall be deducted from any Termination Fee that may subsequently become payable pursuant to Section 9.6(a) above.

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(c)          In the event that this Agreement is terminated by Buyer pursuant to Section 9.5(c), then the Company shall pay to Buyer the Termination Fee within two (2) Business Days of such termination.

(d)          In the event that this Agreement is terminated by the Company pursuant to Section 9.5(b), then the Company shall pay to Buyer the Termination Fee prior to or concurrently with such termination.

(e)          Notwithstanding the foregoing, in no event shall the Company be required to pay the fee referred to in this Section 9.6(a) on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Buyer and Merger Sub with respect to this Agreement and the Transactions in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee, the Company (and the Company’s Affiliates and its and their respective Representatives) shall have no further liability to Buyer and Merger Sub under this Agreement; provided, however, that the Company shall not be relieved or released from any liabilities or damages arising out of its willful and material breach of Section 7.1, Section 7.2 or Section 8.3; provided, further, that the aggregate amount of damages determined by a court to be payable by the Company pursuant to the foregoing proviso shall be reduced by the amount of any Termination Fee paid to Buyer pursuant to this Section 9.6.

(f)          The parties acknowledge that the agreements contained in this Section 9.6 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement. Any amount that becomes payable pursuant to Section 9.6 shall be paid by wire transfer of immediately available funds to an account designated by Buyer in writing and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Legal Requirement in respect of Taxes.

Article 10.
CONDITIONS PRECEDENT, WAIVER, AND TERMINATION PROVISIONS
OF MERGER TRANSACTION

Section 10.1         Conditions Precedent to Performance of the Parties. The obligations of the parties to consummate the Merger Transaction are subject to fulfillment, at or prior to the Second Stage Closing, of each of the following conditions:

(a)          First Stage Closing: The First Stage Closing shall have occurred, and the conditions in respect thereof shall have been satisfied on or prior to the First Stage Closing;

(b)          Regulatory Requirements: Any applicable waiting period (and any extension thereof) under the HSR Act will have expired or terminated early; and

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(c)          No Order: No Governmental Authority will have enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order that is in effect and has the effect of making the Merger Transaction illegal or otherwise restraining or prohibiting its consummation.

Section 10.2         Conditions Precedent to Performance of the Company. The obligations of the Company to consummate the Merger Transaction will be subject to the fulfillment or written waiver, at or prior to the Second Stage Closing, of the following conditions:

(a)          Agreements and Covenants: The agreements and covenants contained in this Agreement and the Ancillary Agreements to be complied with by Buyer after the First Stage Closing and on or before the Second Stage Closing will have been complied with in all material respects; and

(b)          Accuracy of Representations and Warranties: The representations and warranties of Buyer contained in Article 6 shall be true and correct in all material respects as of the Second Stage Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

Section 10.3        Conditions Precedent to Performance of Buyer. The obligations of Buyer to consummate the Merger Transaction will be subject to the fulfillment or written waiver, at or prior to the Second Stage Closing, of the following conditions:

(a)          Approvals: The Company shall have obtained from the FDA or DEA, as the case may be, the following approvals (and each of such approvals shall continue to be in effect through the Merger Effective Time):

(i)          Final FDA approval of the Product on or before December 1, 2020, if as of such date there are no pending queries from the FDA with respect to such Product approval, but if there are such pending queries from the FDA as of such date, then such FDA approval shall have been obtained on or before April 30, 2021;

(ii)         Labelling for the Product containing an indication as moderate to moderately severe (post-operative) pain, not restricted to any specific type of surgery; and

(iii)        Classification of the Product by the U.S. Drug Enforcement Agency (“DEA”) as a Schedule IV Drug under applicable Legal Requirements; and

(b)          There is no Risk Evaluation and Mitigation Strategy from the FDA or similar restrictions (including a restriction that requires a health care provider to use acetaminophen or an intravenously delivered nonsteroidal anti-inflammatory drug or liposomal anesthetics prior to the administration of the Product) applicable to the Product.

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(c)          Conversion of Class A Preferred Shares: All issued and outstanding Class A Preferred Shares shall have been converted into Common Shares pursuant to terms of the Class A Preferred Shares;

(d)          Agreements and Covenants: The agreements and covenants contained in this Agreement and the Ancillary Agreements (other than those to be performed by Buyer) to be complied with after the First Stage Closing and on or before the Second Stage Closing will have been complied with in all material respects;

(e)          Accuracy of Representations and Warranties: (x) the representations and warranties of the Company contained in Sections 5.1, 5.2, 5.3, 5.19 and 5.20 shall be true and correct in all respects as of the Signing Date and as of the Second Stage Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (y) the representations and warranties of the Company contained in Sections 5.14 and 5.17 shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect, or any similar standard or qualification) in all material respects as of the Signing Date and as of the Second Stage Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (z) the representations and warranties of the Company in Sections 5.4 through 5.13, 5.15, 5.16, 5.18 and Sections 5.21 and 5.22 shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect, or any similar standard or qualification) as of the Signing Date and as of the Second Stage Closing Date with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of the foregoing clause (z) where the failure of such representations and warranties to be so true and correct has not had, or is not reasonably likely to have, a Material Adverse Effect;

(f)          Material Adverse Effect: No Material Adverse Effect shall have occurred through and including the Second Stage Closing Date;

(g)          Contingent Value Rights Agreement: The Contingent Value Rights Agreement shall have been fully executed by the parties thereto and delivered to Buyer;

(h)          The Ancillary Agreements containing rights or obligations surviving the Second Stage Closing shall be in full force and effect;

(i)          The Revogenex License shall be in full force and effect, and there shall not have occurred any event that, with or without notice or lapse of time or both, would permit Revogenex Ireland Limited (or any successor, Affiliate, assignee or transferee thereof) to terminate the Revogenex License or any rights of the Company thereunder;

(j)          The Manufacturing Agreement shall be in full force and effect, and there shall not have occurred any event that, with or without notice or lapse of time or both, would permit Polpharma (or any successor, Affiliate, assignee or transferee thereof) to terminate the Manufacturing Agreement or any rights of the Company thereunder;

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(k)          The Company shall have delivered to Buyer evidence of the director resignations referred to in Section 3.5;

(l)          The Founders Agreement and MSA shall have terminated pursuant to the terms of the Waiver Agreement;

(m)          Each Company Warrant shall have been (i) exercised and converted into Common Shares and cancelled without Liability to the Company in accordance with Section 4.7(d) or (ii) amended in accordance with Section 4.7(d) and such amendment shall be in full force and effect; and

(n)          The release, in the form attached as Exhibit P hereto (the “General Release”), was duly executed by Fortress and the Company and delivered to Buyer.

Section 10.4         Waiver; Determination of Satisfaction of Conditions. The Company may waive all or any of the conditions set forth in Section 10.2 and Buyer may waive all or any of the conditions set forth in Section 10.3, but neither Buyer nor the Company may waive the conditions set forth in Section 10.1.

Section 10.5         Termination Prior to the Second Stage Closing.

(a)          This Agreement may be terminated at any time prior to the Second Stage Closing:

(1)         by either the Company or Buyer if the Second Stage Closing has not occurred by 10 Business Days after the conditions in Sections 10.1, 10.2 and 10.3 have been met (provided, that the right to terminate this Agreement pursuant to this Section 10.5(a)(1) shall not be available to the party seeking to terminate this Agreement if such party’s breach of this Agreement has materially contributed to the failure of the Second Stage Closing to occur);

(2)         by Buyer if the Second Stage Closing has not occurred by April 30, 2021 (provided, that the right to terminate this Agreement under this Section 10.5(a)(2) shall not be available to Buyer if Buyer’s breach of this Agreement has materially contributed to the failure of the Second Stage Closing to occur by April 30, 2021);

(3)         by the Company if the Second Stage Closing has not occurred by October 31, 2021 (provided, that the right to terminate this Agreement under this Section 10.5(a)(3) shall not be available to the Company if the Company’s breach of this Agreement has materially contributed to the failure of the Second Stage Closing to occur by October 31, 2021);

(4)         by either the Company or Buyer in the event that any Governmental Authority has enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order, restraining, enjoining or otherwise prohibiting the Merger Transaction that will have become final and non-appealable;

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(5)         by the mutual written consent of the Company and Buyer;

(6)         provided that Buyer is not then in breach in any material respect of any of its obligations under this Agreement, if (A) there is any continuing inaccuracy in the representations and warranties of any other party set forth in this Agreement, or (B) any other party is then failing to perform any of its covenants or other agreements set forth in this Agreement; or

(7)         by either Buyer or the Company, if an Event of Insolvency occurs with respect to the other party.

(b)          In the event that this Agreement is terminated pursuant to Section 10.5(a) but the conditions set forth in Sections 10.1(a) and 10.1(c) were satisfied at the time of such termination, then upon written notice from Buyer to the Company, the Company shall negotiate with Buyer in good faith, on an exclusive basis and for a period of up to 21 days from receipt of such notice, the entry into an alternative Takeover Proposal or similar transaction, provided that in no event shall such 21-day period extend beyond October 31, 2021.

(c)          In the event of termination of this Agreement under Section 10.5(a) by written notice to the other party, this Agreement will become void and there will be no liability on the part of either party to this Agreement except (i) that Sections 2.1, 4.2(i), 8.7(c) (the proviso thereto), 10.5(b), 11 and 12 will survive any termination of this Agreement and (ii) to the extent that such termination results from the willful and material breach by a party of any of its representations and warranties contained in this Agreement, or from the breach by a party of any of its covenants or agreements set forth in this Agreement.

Article 11.
R&WI

Section 11.1         R&WI. From the Signing Date until the Second Stage Closing, the Company shall cooperate with Buyer’s efforts to obtain representations and warranties insurance coverage, for the period between the First Stage Closing and the Second Stage Closing, for the benefit of Buyer that would reimburse Buyer, its Affiliates and Representatives (collectively, the “Buyer Indemnified Parties”) for any claims, damages, judgments, awards, costs, expenses, losses, liabilities, costs and expenses, interest and penalties, diminution in value and lost profits (including any reasonable legal, accounting or other expenses for investigating, initiating or defending any actions or threatened actions) (collectively, the “Losses”) asserted against, imposed upon or sustained or incurred as a result of, arising out of or in connection with any breach or inaccuracy of any representation or warranty of the Company contained herein or in any Ancillary Agreement (provided, that for purposes of determining if there is any such breach or inaccuracy and for purposes of calculating any Losses arising from such breach or inaccuracy, such representations and warranties shall be read as if they were not qualified by any concept of “material,” “materiality” or “Material Adverse Effect” or a similar qualification). The Company shall promptly pay for any fees, costs, expenses, premiums or other amounts associated with obtaining such insurance coverage, or promptly reimburse Buyer therefor, in an amount up to $500,000 (collectively, but not to exceed $500,000, the “R&WI Expense”). “Losses” shall include the Buyer Indemnified Parties’ costs and expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement of the Indemnification Agreement and Section 4.2(i).

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Section 11.2         Survival.

(a)           Subject to the limitations and other provisions of this Agreement and the Indemnification Agreement, all representations and warranties of the Company shall survive the First Stage Closing and shall remain in full force and effect (and not be affected by any investigation conducted by any Buyer Indemnified Parties or any information or knowledge any such Person may have or receive) until the earlier of (i) the Second Stage Closing Date and (ii) termination of this Agreement pursuant to Section 10.5 (it being agreed that any claim with respect to which Fortress has been given an Indemnification Notice at or prior to the Second Stage Closing shall survive the Second Stage Closing or any termination of this Agreement pursuant to Section 10.5). The covenants and agreements of the parties shall survive the First Stage Closing and Second Stage Closing, as applicable, in accordance with their respective terms.

(b)          Notwithstanding anything to the contrary, no Buyer Indemnified Party shall have any obligation to pursue the Company for any Losses relating to any breach or inaccuracy of any representation or warranty of the Company contained herein or in any Ancillary Agreement.

Article 12.
MISCELLANEOUS

Section 12.1        Entire Agreement. This Agreement and the Ancillary Agreements, together with the Schedules and all other documents referred to herein, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the Ancillary Agreements and supersede any and all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties with respect to the subject matter of this Agreement and the Ancillary Agreements, with the exception of the mutual confidentiality agreement between the Company and Cipla Limited, dated June 1, 2018 (the “Confidentiality Agreement”), to which Section 12.8 applies. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.

Section 12.2        Transaction Costs. Except as otherwise provided herein, the parties to this Agreement will pay their own costs and expenses (including legal, accounting and other fees) relating to this Agreement.

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Section 12.3        Modifications. Any amendment or modification to this Agreement, including this undertaking itself, shall only be valid if effected by an instrument or instruments in writing and shall be effective against each of the parties hereto that has signed such instrument or instruments; provided that, notwithstanding the foregoing, Buyer and Merger Sub may amend or modify (1) the Surviving Corporation Certificate of Incorporation to increase or decrease the authorized capital stock of the Surviving Corporation set forth therein and (2) Section 4.1(d) with respect to the number of shares of common stock of the Surviving Corporation into which each share of Merger Sub shall convert, in each case, by notice from Buyer to the Company and without the Company’s consent. The parties agree that they jointly negotiated and prepared this Agreement and the Ancillary Agreements and that neither this Agreement nor any Ancillary Agreement will be construed against any party on the grounds that such party prepared or drafted the same.

Section 12.4        Notices. Notices will be deemed to have been received (a) upon receipt of a registered letter, (b) three Business Days following proper deposit with an internationally recognized express overnight delivery service, or (c) in the case of transmission by email, as of the date so transmitted (or if so transmitted after normal business hours at the place of the recipient, on the Business Day following such transmission):

If to the Company:

Avenue Therapeutics, Inc.

2 Gansevoort Street, 9th Floor

New York, NY 10014

Attn: Dr. Lucy Lu, M.D.

Email: llu@avenuetx.com

With a copy (which shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue, 12th Floor

New York, NY 10016

Attn: Mark F. McElreath

Email: mark.mcelreath@alston.com

If to Buyer:

InvaGen Pharmaceuticals Inc.

Site B, 7 Oser Ave.

Hauppauge, NY 11788

c/o

A.S. Kumar, Esq.

Global General Counsel

Cipla Ltd.

Cipla House, Peninsula Business Park,

Ganapatrao Kadam Marg, Lower Parel West,

Mumbai, Maharashtra 400013, India

Email: as.kumar@cipla.com and cosecretary@cipla.com

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With a copy (which shall not constitute notice) to:

InvaGen Pharmaceuticals Inc.

Site B, 7 Oser Ave.

Hauppauge, NY 11788

c/o

Nishant Saxena

Global Chief Strategy Officer

Cipla Ltd.

Cipla House, Peninsula Business Park,

Ganapatrao Kadam Marg, Lower Parel West,

Mumbai, Maharashtra 400013, India

Email: nishant.saxena@cipla.com

With a copy (which shall not constitute notice) to:

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004-1482

Attn: Kenneth A. Lefkowitz

Email: ken.lefkowitz@hugheshubbard.com

or to such other address as may be hereafter communicated in writing by the parties in a notice given in accordance with this Section 12.4.

Section 12.5        Public Announcements. Except as required by Legal Requirements or by the requirements of any stock exchange on which the securities of a party hereto or any of its Affiliates are listed, no party to this Agreement will make, or cause to be made, any press release or public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or otherwise communicate with any news media with respect to the foregoing without prior notification to the other parties, and the parties to this Agreement will consult with each other and cooperate as to the form, timing and contents of any such press release, public announcement or disclosure. Notwithstanding the foregoing, the restrictions set forth in this Section 12.5 shall not apply to any release or announcement made or proposed to made in connection with and related to a Company Adverse Recommendation Change or in compliance with Section 8.3.

Section 12.6        Severability. Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is found to be unenforceable or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such unenforceability or invalidity, and the parties will negotiate in good faith to modify this Agreement so that the unenforceable or invalid provision is replaced by such valid and enforceable provision which the parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and to achieve the same or a similar economic effect and to give effect to the parties’ original intent. The remaining provisions of this Agreement will continue to be binding and in full force and effect.

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Section 12.7        Assignment. No party hereto may assign, in whole or in part, or delegate all or any part of its rights, interests or obligations under this Agreement without the prior written consent of the other party. Any assignment or delegation made without such consent will be void. Notwithstanding the foregoing, Buyer shall be entitled to (a) assign its rights under this Agreement to any one of its Affiliates and (b) assign any or all of its rights and obligations under this Agreement (in whole or in part) as collateral security in a financing transaction; provided that no such assignment shall release Buyer from its obligations under this Agreement.

Section 12.8        Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and will continue in full force and effect until expiration or termination in accordance with the terms therein.

Section 12.9        Governing Law. This Agreement, any claims or causes of action pursuant to it, and the Merger will be governed by and construed in accordance with the laws of the State of Delaware, without regard for its principles of conflict of laws.

Section 12.10     Specific Performance. Each party acknowledges and agrees that the other party would be irreparably damaged if the provisions of this Agreement are not performed in accordance with their terms and that any breach of this Agreement and the non-consummation of the transactions contemplated hereby by either party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any remedy to which such other party may be entitled under Section 12.11, provisional measures and injunctive relief necessary to protect the possibility of each party to seek specific performance from the other from the tribunal referred to in Section 12.11 can be sought from any court of competent jurisdiction. Each of the parties hereto (i) agrees that it shall not oppose the granting of any such relief and (ii) hereby irrevocably waives any requirement for the security or posting of any bond in connection with any such relief (it is understood that clause (i) of this sentence is not intended to, and shall not, preclude any party hereto from litigating on the merits the substantive claim to which such remedy relates).

Section 12.11       Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts sitting in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.4 or in such other manner as may be permitted by applicable Legal Requirements, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 12.11; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Legal Requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 12.12     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

Section 12.13      Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition, and no waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and no waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 12.14     Counterparts; Facsimile Signature. This Agreement may be executed in one (1) or more counterparts, by original or facsimile (or other such electronically transmitted) signature, each of which will be deemed an original, but all of which will constitute one and the same instrument.  Any party executing this Agreement by facsimile (or other such electronically transmitted) signature shall, upon request from another party hereto, promptly deliver to the requesting party an original counterpart of such signature.

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Section 12.15      Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Legal Requirements. After the Merger Effective Time, the Company shall have the sole right to pursue damages or other remedies on behalf of the holders of Common Shares at the Merger Effective Time.

Section 12.16       Interpretation. (a) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (e) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (g) references herein to any gender include each other gender; (h) the word “or” shall not be exclusive; (i) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; (j) any references herein to any Governmental Authority shall be deemed to also be a reference to any successor Governmental Authority thereto; and (k) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Remainder of the page intentionally left blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

Avenue Therapeutics, Inc.

By:	/s/ Lucy Lu
Name: Lucy Lu
Title: CEO

BUYER:

InvaGen Pharmaceuticals Inc.

By:	/s/ Deepak Agarwal
Name: Deepak Agarwal
Title: CFO

MERGER SUB:

Madison Pharmaceuticals Inc.

By:	/s/ Biplab Mazumdar
Name: Biplab Mazumdar
Title: Secretary

[Signature Page to Stock Purchase and Merger Agreement]

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EXHIBIT A
STOCKHOLDERS AGREEMENT

[Exhibit A to Stock Purchase and Merger Agreement]

EXHIBIT B
CREDIT AGREEMENT

[Exhibit B to Stock Purchase and Merger Agreement]

EXHIBIT C
GUARANTY

[Exhibit C to Stock Purchase and Merger Agreement]

EXHIBIT D
VOTING AND SUPPORT AGREEMENT

[Exhibit D to Stock Purchase and Merger Agreement]

EXHIBIT E
WAIVER AGREEMENT

[Exhibit E to Stock Purchase and Merger Agreement]

EXHIBIT F
FORTRESS RESTRICTIVE COVENANT AGREEMENT

[Exhibit F to Stock Purchase and Merger Agreement]

EXHIBIT G
INDEMNIFICATION AGREEMENT

[Exhibit G to Stock Purchase and Merger Agreement]

EXHIBIT H
LU RESTRICTIVE COVENANT AGREEMENT

[Exhibit H to Stock Purchase and Merger Agreement]

EXHIBIT I
AMENDMENT TO LU AGREEMENT

[Exhibit I to Stock Purchase and Merger Agreement]

EXHIBIT J
CONTINGENT VALUE RIGHTS AGREEMENT

[Exhibit J to Stock Purchase and Merger Agreement]

EXHIBIT K
REVISED BY-LAWS

[Exhibit K to Stock Purchase and Merger Agreement]

EXHIBIT L
CERTIFICATE OF MERGER

[Exhibit L to Stock Purchase and Merger Agreement]

EXHIBIT M
SURVIVING CORPORATION
CERTIFICATE OF INCORPORATION

[Exhibit M to Stock Purchase and Merger Agreement]

EXHIBIT N

SURVIVING CORPORATION BY-LAWS

[Exhibit N to Stock Purchase and Merger Agreement]

EXHIBIT O

REGISTRATION RIGHTS AGREEMENT

[Exhibit O to Stock Purchase and Merger Agreement]

EXHIBIT P

GENERAL RELEASE